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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DYNAMIC MATERIALS CORPORATION.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	April 12, 2013

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on May 23, 2013, at 8:30 a.m. local time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, for the following purposes:

          1.     To elect eight directors to hold office until the 2014 Annual Meeting of Stockholders;

          2.     To approve an amendment to the Company's 2006 Stock Incentive Plan;

          3.     To approve the Company's Performance-Based Plan;

          4.     To approve the non-binding, advisory vote on executive compensation;

          5.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

          6.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 1, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

Similar to last year we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about April 12, 2013, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and the Annual Report for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary

Boulder, Colorado

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2013

 INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

General

        The Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 23, 2013, at 8:30 a.m., local time, or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street, Boulder, Colorado. On or about April 12, 2013, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the company," "we," "us" or "our" refer to Dynamic Materials Corporation.

Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Outstanding Shares and Quorum

        Only holders of record of common stock at the close of business on April 1, 2013, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 1, 2013, we had 13,683,307 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.

Voting Rights and Procedures

        Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will not have any effect for the election of directors but, with respect to the other proposals, will have the same effect as a vote against the proposal.

        Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. The only "routine" proposal on our ballot this year is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Therefore no broker non-votes are expected to exist in connection with that proposal. Brokers are no longer permitted to vote shares for the election of directors without customer direction and will not be permitted to vote on the non-binding, advisory vote on executive compensation, the amendment to our stock incentive plan or adoption of our performance-based plan. Therefore, we urge you to give voting instructions to your broker on all proposals.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the eight nominees named in this Proxy Statement.

        The affirmative vote of a majority of the votes cast in person or by proxy by stockholders represented and entitled to vote at the meeting is required for approval of the amendment to the Company's 2006 Stock Incentive Plan and approval of the Company's Performance Based Plan. If approved, the Performance Based Plan will be effective January 1, 2013.

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. The non-binding advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. Accordingly, a majority of votes cast is required to approve these proposals.

        Abstentions will have no effect on the election of directors, but will have the same effect as a "no" vote with respect to the other proposals.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at our 2014 Annual Meeting of Stockholders must be received by us not later than December 13, 2013, in order to be included in the proxy statement and proxy relating to that annual meeting.

        Notice of any stockholder proposal to be considered at our 2014 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

 PROPOSAL 1—ELECTION OF DIRECTORS

        There are eight nominees for election to the Board. Each director to be elected will hold office until the 2014 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES

        The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Kevin T. Longe	Director, President and Chief Executive Officer	54
Yvon Pierre Cariou	Director	67
Robert A. Cohen	Director	64
James J. Ferris	Director	69
Richard P. Graff	Director	66
Bernard Hueber	Director	71
Gerard Munera	Director	77
Rolf Rospek	Director	55

        Kevin T. Longe.    Mr. Longe became our President and Chief Executive Officer on March 1, 2013. He has served as a director since joining the Company on July 17, 2012 as our Chief Operating Officer. From March, 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco's Thermo Safe business from March 2011 to March 2012 and then from March 2012 to July 2012 as a Vice President and General Manager with Sonoco's Protective Packaging Division. From April 2010 until joining Sonoco, Mr. Longe was self-employed performing consulting and investment work. From 2004 through April 2010, Mr. Longe served in various positions at Lydall, Inc., most recently (2007-2010) serving as president of its subsidiary, Lydall Performance Materials, Inc.

        We believe it is important to have our Chief Executive Officer also serve as a Director to properly align management's execution of our business objectives with the oversight and direction of the Board. Mr. Longe brings extensive operating and strategic planning and implementation experience from his leadership roles in other larger multinational companies. On the operations side, he brings deep experience in manufacturing, marketing and sales, supply-chain management, and personnel development as well as strong financial analysis and management skills. In selecting Mr. Longe as the Company's next Chief Executive Officer, the Board also focused on his strategic vision and planning expertise and teambuilding and leadership skills to grow the Company within its existing businesses and potentially through additional acquisitions.

        Yvon Pierre Cariou.    Mr. Cariou served as our President and Chief Executive Officer from November 2000 until his retirement on March 1, 2013 and has been a director since May 2006. Prior to joining the Company, from 1998 to 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From 1991 to 1998, Mr. Cariou held executive leadership positions at Hydrodyne/FPI Inc., an aerospace propulsion components manufacturer, and MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President and Chief Executive Officer of two industrial and engineering companies. He also was employed for fifteen years by Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Mersen USA. Mr. Cariou graduated with a degree in mechanical engineering from Ecole Nationale Superieure des Arts et Metiers in Paris and obtained an MBA from Fairleigh Dickinson University.

        Having served as our President and Chief Executive Officer for over 12 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In that role, he had primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DYNAenergetics in late 2007, increasing our share of the worldwide explosion cladding business as well as diversifying the Company's business into the Oilfields Products segment. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board.

        Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen spent 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.

        The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and Asian markets. Many of the key fabricators and end-customers of the Company's cladding division are located in Korea and Asia and the Company is focusing on this region for sales growth. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.

        James J. Ferris.    Dr. Ferris has served as a director since July 2010. From 1994 until his retirement in 2007, he held a variety of positions, including director and president/group chief executive officer, with CH2M Hill Companies Ltd., an employee owned, global engineering, major projects and construction company. Previously, Dr. Ferris spent 18 years with the engineering and construction firm Ebasco Services Incorporated, where he was a director and held various project leadership and senior and executive management positions, including president and chief executive officer of Ebasco Environmental. Dr. Ferris has more than 35 years of diverse, senior and executive level leadership experience in the worldwide engineering, major projects and construction industry. He has been a member of the G8 Renewable Energy Task Force, an active attendee at The World Economic Forum in Davos, Switzerland, and a member of the Prince of Wales Business Leaders Forum. Dr. Ferris has over 20 years of board experience including with two global engineering, major projects and construction companies, a technology start-up company (Sentegra), and a non-profit enterprise (The Keystone Center) focused on energy, environmental and public health policy initiatives. He has served on seven special purpose mega-project company boards with over $20 billion in capital expenditures, two of which he acted as the Board's Chairman. His Board Committee experience is extensive and includes direct membership and involvement on audit, compensation, nominating and governance, executive, safety and risk management committees.

        Dr. Ferris received his undergraduate degree from Marquette University and his Ph.D. in Molecular Microbiology from Rensselaer Polytechnic Institute. He also attended the Advanced Executive

Management Program at Wharton. He began his career as a member of the faculty at Rensselaer and transitioned into private industry in 1975. He also has served as an advisor to Rensselaer leadership and has held similar strategic advisory roles to various companies since his retirement from CH2M Hill.

        The Board added Dr. Ferris as a member in mid-2010 because of his management and previous board experience, including his tenure as director and president of two significant multinational companies, his extensive experience in the global energy, environmental, industrial, and national government markets, and his experience overseeing operations and projects in many of the geographic regions where the Company has operations or is working to expand, including China, South Korea, Japan, the Middle East, numerous countries in eastern and western Europe, and elsewhere. He brings significant strategic planning and risk management expertise and successful records of accelerated growth for companies to the Board, especially in light of the Company's broad geographic operations. Dr. Ferris also has strong corporate governance, safety management and compensation policy experience as well as substantial financial management skills.

        Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement on December 31, 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and was a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements of securities legislation. Mr. Graff serves on the board of directors of Yamana Gold Inc. and Alacer Gold Corporation. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.

        With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.

        Bernard Hueber.    Mr. Hueber rejoined the Board in June 2006; previously, he served as a director from June 2000 to June 2005 and was Chairman of the Board from June 2000 until June 2002. From 1972 to 1990, Mr. Hueber served as managing director of the explosives division of Nobel Bozel group and was therefore involved in the acquisition and development of its cladding activities in Europe. From 1990 to 2000, Mr. Hueber served as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France when it became a subsidiary of Groupe SNPE and as General Manager of its Industrial Explosive Division. He participated in SNPE's acquisition of the Swedish cladding activities and, in 2000, helped bring together SNPE's cladding subsidiaries with the Company. He was nominated Chairman of the Board of the Company in 2000 to oversee the consolidation of these operations. Mr. Hueber was deeply involved in explosives and operational safety as a Director (from 1975 to 2005), and as Secretary General (from 2002 to 2005) of SAFEX, an industry association with the objective to increase safety in the explosive manufacturing sites throughout the world. Following his retirement from Groupe SNPE in 2002 and until January 2008, Mr. Hueber was the Secretary General of the Federation of European Explosives Manufacturers (FEEM). During this time, Mr. Hueber also worked as an independent consultant. From June 2003 to June 2007, Mr. Hueber served as a Director of Financiere Harle Bickford & Cie and its subsidiary Davey Bickford & Smith, companies involved in pyrotechnics for the explosives and automotive industries and in radio communication. Mr. Hueber is a graduate of Ecole Polytechnique in Paris and started his career by working successively with Societe Generale, a leading bank in France, and with a U.S. air conditioning firm, Trane Corp.

        Mr. Hueber has detailed knowledge of the Company's development, historical business cycles, customer base and competitive environment from his over 10 years of experience as a director of the Company, including two years as the Company's Chairman, as well as his 30 years' prior work experience with the predecessor company to the Company's European operations. With his extensive experience in the explosives business and work with FEEM, he brings insights to the Company in regulatory, safety, operational and supplier issues facing the Company. Mr. Hueber also brings to the Board more than 40 years of management experience leading multinational manufacturing companies.

        Gerard Munera.    Mr. Munera has served as a director since September 2000. The Board has elected Mr. Munera to serve as Chairman of the Board following Dean Allen's retirement from that position effective upon the close of the Annual Meeting. From 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a family controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries and Executive Chairman of Arcadia, Inc., a family controlled private manufacturer of glass/aluminum products. Mr. Munera is a current director of one public company, Nevsun Resources Ltd., as well as two private companies. From 1994 to 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Between 1991 and 1994, Mr. Munera was President and CEO of Minorco (USA), a diversified $1.5 billion natural resources group. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.

        As a director of the Company for over a decade, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. With over four decades of successful business experience, he also brings a solid international exposure, financial literacy, extensive management experience, as well as extensive work in strategic planning and implementing corporate goals. As a director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.

        Rolf Rospek.    Mr. Rospek served as Chief Executive of our DYNAenergetics subsidiary since it was acquired on November 15, 2007 until his retirement on December 31, 2012 and has been a director of the Company since November 2007. From October 2001 to November 15, 2007, Mr. Rospek was Chief Executive Officer and a managing director of DYNAenergetics Beteiligungs GmbH. From 1993 to 2001, Mr. Rospek was employed by Dynamit Nobel where he served in various sales, marketing and management positions, including general manager of their DYNAwell business unit from 1998 to October, and general manager of their Dynaplat business unit from 1999 to 2001. Prior to joining Dynamit Nobel, Mr. Rospek served as general manager of the logging department of Preussag, Erdöl und Erdgas GmbH, an oil and gas company that is now a subsidiary of Gaz de France. For several years during the 1980's, Mr. Rospek worked for Atlas Wireline Services, which is now part of Baker Hughes and operates under the name Baker Atlas, where he held various engineering and management positions in Germany, England, Italy, and Holland. Mr. Rospek graduated with a degree in Physics (Dipl. Ing. Physikalische Technik) from the FachhochschuleLübeck in Lübeck, Germany.

        The acquisition of DYNAenergetics six years ago expanded our explosion welding operations as well as enabled us to diversify into a new business of manufacturing and selling a range of proprietary and nonproprietary products for the global oil and gas industries. As the chief executive of this growing Oilfield Products segment and its predecessor company for the past twelve years, Mr. Rospek has detailed knowledge of this important segment's business, customer base, strategy and growth opportunities. He has successfully integrated three acquired companies into the Oilfield Products segment and is a key resource in setting strategy for this growing segment. He has extensive experience in establishing and managing sales operations in many of the world's regions in which we are operating or expanding our business.

Requisite Vote

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast for the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of their respective employment agreements in the case of Messrs Longe and Santa described under "Executive Compensation."

Name	Position	Age
Kevin T. Longe	President and Chief Executive Officer	54
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary	62
Jeff Nicol	Senior Vice President and General Manager, Nobelclad	49
Ian Grieves	Senior Vice President and General Manager, DYNAenergetics	44

        Kevin T. Longe.    Information regarding Mr. Longe, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

        Richard A. Santa.    Mr. Santa has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2008; our Vice President, Chief Financial Officer and Secretary from October 1996 to December 2007; and our interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From 1992 to 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager of PricewaterhouseCoopers LLP, where he was employed for ten years.

        Jeff Nicol.    Mr. Nicol was appointed Senior Vice President and General Manager of our DMC Nobelclad business in September 2012. He served previously as vice president and general manager of DMC Clad Metal in North America, and joined the Company in 2008 as that division's vice president of sales and marketing. From 1986 until joining the Company, he was employed in various positions with Alcoa, Inc. culminating in the positions of chief metallurgist and global marketing director.

        Ian Grieves.    Mr. Grieves joined the Company in January 2013 as Senior Vice President and General Manager of our DYNAenergetics oilfield products business. From 2006 until joining the Company, Mr. Grieves was employed by Lydall Inc., as senior vice president of the company's performance materials division (2010-2013), and as vice president and general manager Europe of the company's filtration division (2006-2010). From 1995 to 2005, he was employed in various financial and general management positions with AAF International Inc., with his last position being that of vice president and general manager of AAF Europe (2003-2005).

Board of Directors

  Meeting Attendance

        Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2012 Annual Meeting of Stockholders held on May 24, 2012 and are planning on attending the 2013 Annual Meeting of Stockholders.

        During the fiscal year ended December 31, 2012, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.

  Director Independence

        The Board has determined that five of our eight current directors, Messrs. Cohen, Ferris, Graff, Hueber and Munera, all of whom are nominated for re-election, are "independent" directors under the rules promulgated by the Securities and Exchange Commission ("SEC") and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are "independent." Mr. Longe, our President and Chief Executive Officer, Mr. Cariou, our former President and Chief Executive Officer, and Mr. Rospek, the former Chief Executive of our DYNAenergetics subsidiary, are the only Board members who are not independent based on these criteria.

        All current members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors. With the committee assignments that will be effective following the Annual Meeting, the Corporate Governance and Nominating Committee will include two non-employee directors who are not independent and three independent directors. Our independent, non-executive directors hold regularly scheduled meetings in executive session, at which only independent, non-executive directors are present.

  Board Leadership Structure

        The Company does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Currently we have separated the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

  Board Committees and Meetings

        During the fiscal year ended December 31, 2012, the Board held six meetings, including one telephonic meeting. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Safety Committee.

  The Audit Committee

        The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the annual audit and financial controls. The Audit Committee also appoints the independent registered public accounting firm. Messrs. Graff, Cohen, Ferris, Hueber and Munera were members of the Audit Committee for the full year ended December 31, 2012, with Mr. Graff serving as Chairman. Effective following the Annual Meeting, the members of the Audit Committee will be Messrs. Graff, Cohen and Ferris, with Mr. Graff continuing to serve as its Chairman. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an

"audit committee financial expert" under the rules of the SEC. The Audit Committee met six times during the 2012 fiscal year.

        In 2000, the Board adopted a written Charter of the Audit Committee, which was subsequently updated and revised in 2004, 2007 and 2012. The Charter of the Audit Committee requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee charges the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dynamicmaterials.com.

  The Compensation Committee

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in the Company's proxy statement. Messrs. Allen, Cohen, Ferris, Hueber and Munera were members of the Compensation Committee for the full year ended December 31, 2012, with Mr. Cohen serving as the Chairman. Effective following the Annual Meeting, the members of the Compensation Committee will be Messrs. Cohen, Ferris, Hueber and Munera, with Mr. Cohen continuing to serve as its Chairman. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" under SEC rules and the applicable rules of the NASDAQ. During the 2012 fiscal year, the Compensation Committee met five times.

        In 2006, the Board adopted a written Charter of the Compensation Committee, which was subsequently updated and revised in 2007 and 2012. The Charter of the Compensation Committee may be viewed on our website, www.dynamicmaterials.com.

  The Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee nominates directors and sets corporate governance policies for the Board and Company. Messrs. Allen, Ferris, Hueber and Munera were members of the Corporate Governance and Nominating Committee for the full fiscal year ended December 31, 2012. Mr. Munera serves as Chairman of the Committee. Effective following the Annual Meeting, the members of the Corporate Governance and Nominating Committee will be Messrs. Ferris, Cariou, Graff, Hueber and Rospek, with Mr. Ferris serving as its Chairman. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. Members of the Corporate Governance and Nominating Committee identified, selected and nominated Messrs. Ferris (in 2010), Cohen (in 2011) and Longe (in 2012) for election to the Board. The Corporate Governance and Nominating Committee held five meetings during the 2012 fiscal year. The Charter of the Corporate Governance and Nominating Committee, which was adopted in 2006 and revised in 2012, may be viewed on our website, www.dynamicmaterials.com.

        The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board of Directors in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations. No such suggestions were received during 2012.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and other particular skills and experience possessed by the individual. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership, including, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. We do not have a separate Board diversity policy.

        We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.

  Director Leadership of Safety Committee

        In 2009, at the direction of the Board, the Company established a Quality and Safety Committee (subsequently renamed the Safety Committee) comprised of the Company's Chief Executive Officer, two independent directors and up to three Company managers. Mr. Hueber serves as the Chairman of this Committee. Messrs. Allen and Cariou are also members of this Committee, together with managers of some of the Company's U.S. and European operating divisions. Effective following the Annual Meeting, the members of the Safety Committee who are directors will be Messrs. Hueber, Cariou, Longe and Rospek, with Mr. Hueber continuing to serve as its Chairman. The purpose of this Committee is to review, at least annually, the Company's performance in meeting its safety objectives established by management and to facilitate the Board's oversight of these critical operational issues. The Safety Committee met once during the 2012 fiscal year as it inspected the Company's Nobelclad France manufacturing facility.

  Risk Oversight

        Our senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. The Safety Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety. Other general business risks such as economic and regulatory risks are monitored by the full Board. Risk management and assessment reports are regularly provided by management to these committees and the full Board.

  Compensation Risk Assessment

        Our Compensation Committee considered whether our compensation program encouraged excessive risk-taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

  Communications with the Board

        The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE COMPANY'S 2006 STOCK INCENTIVE PLAN

        We are asking stockholders to approve an amendment to the Dynamic Materials Corporation 2006 Stock Incentive Plan (the "2006 Plan") to increase the number of shares of our common stock available for award by 675,000 shares. This amount is slightly less than 5% of the Company's currently outstanding shares of common stock. The amendment to increase the number of shares under the 2006 Plan is included in this proxy statement as Appendix A. Capitalized terms not otherwise defined in this section have the meaning set forth in the 2006 Plan.

Purpose of the 2006 Stock Incentive Plan

        The purpose of the 2006 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link the personal interests of Participants to those of the Company's stockholders. The 2006 Plan permits the grant of the following types of incentive awards: (1) Options, (2) Restricted Stock, (3) Restricted Stock Units ("RSUs:), (4) Stock Appreciation Rights ("SARs"), (5) Performance Shares, (6) Performance Units and (7) Other Stock-Based Awards. Over the past several years, the only awards we have issued under the 2006 Plan are restricted stock and RSU's, the restrictions on which typically lapse over a three year vesting period.

Background

        The number of shares of the Company's Common Stock initially reserved for issuance under the 2006 Plan was 942,500 (which included 92,500 shares rolled over from our 1997 Equity Inventive Plan). As of March 31, 2013, the Company granted an aggregate of 942,500 shares of restricted stock and restricted stock units under the 2006 Plan, leaving zero shares available for future grant. The Company has also issued 7,500 shares of restricted stock units, subject to stockholder approval of this amendment, to Rolf Rospek, the former Chief Executive of our DYNAenergetics subsidiary and a current director of the Company.

        If the amendment is approved, the number of shares available for future grants under the 2006 Plan will increase by 675,000. If stockholder approval is not obtained, then the amendment to the 2006 Plan will not be implemented, and the 2006 Plan will continue in effect pursuant to its current terms. Approval of the amendment will ensure that the Company is able to continue recruiting and retaining talented employees and directors and award, as a portion of their compensation package, equity awards that further align the employees' and directors' interests with the Company's stockholders.

Summary of the 2006 Stock Incentive Plan

        The following paragraphs provide a summary of the principal features of the 2006 Plan and do not purport to be complete and are subject to and qualified in its entirety by the actual terms of the plan.

        Background and Objectives.    The objectives of the 2006 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link the personal interests of Participants to those of the Company's stockholders. The 2006 Plan permits the grant of the following types of incentive awards: (1) Options, (2) Restricted Stock, (3) Restricted Stock Units ("RSUs:), (4) Stock Appreciation Rights ("SARs"), (5) Performance Shares, (6) Performance Units and (7) Other Stock-Based Awards (each individually, an "Award").

        Shares Subject to the 2006 Plan.    The number of shares of the Company's Common Stock ("Shares") initially reserved for issuance under the 2006 Plan was 942,500 Shares (which included 92,500 shares rolled over from our 1997 Equity Incentive Plan). Upon approval of the amendment, the number of Shares will be increased to 1,617,500. In addition, the following Shares shall not be considered as having been issued under the 2006 Plan or the Prior Plan: (i) Shares that are potentially deliverable under an Award or a Prior Plan award that expires or is canceled, forfeited, settled in cash or otherwise settled without the delivery of Shares, (ii) Shares that are held back or tendered (either actually or by attestation) to cover the Exercise Price or tax withholding obligations with respect to an Award or a Prior Plan award, (iii) Shares that are issued pursuant to Awards that are assumed, converted or substituted in connection with a merger, acquisition, reorganization or similar transaction and (iv) Shares that are repurchased in the open market with Option Proceeds from Awards or a Prior Plan award, provided that the aggregate number of Shares deemed not issued pursuant to the repurchase of Shares with Options Proceeds shall not exceed the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option or Prior Plan option giving rise to such proceeds. However, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award or a Prior Plan award that expires or is canceled, forfeited or settled in cash shall be treated as not having been issued under the 2006 Plan or the Prior Plan. The market value of a Share as of April 3, 2013 was $16.54.

        Administration.    The 2006 Plan is administered by a committee of the Board (the "Committee"). The Board of Directors has currently designated the Compensation Committee as the Committee for the 2006 Plan. Subject to the provisions of the 2006 Plan, the Committee has the authority to: (1) select the persons to whom Awards are to be granted, (2) determine whether and to what extent Awards are to be granted, (3) determine the size and type of Awards, (4) approve forms of agreement for use under the 2006 Plan, (5) determine the terms and conditions applicable to Awards, (6) establish performance goals for any Performance Period and determine whether such goals were satisfied, (7) amend any outstanding Award subject to shareholder approval as described below and participant consent in certain circumstances, (8) construe and interpret the 2006 Plan and any Award Agreement and apply its provisions and (9) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2006 Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of Options or rights and on all persons deriving their rights therefrom. Subject to applicable law, the Committee may delegate its authority under the 2006 Plan.

        Eligibility to Receive Awards.    The 2006 Plan provides that Awards may be granted to Participants, except that Incentive Stock Options may be granted only to Employees. The approximate number of persons eligible to participate in the 2006 Plan is 50.

        Code Section 162(m).    The Company has designed the 2006 Plan so that it permits the issuance of Awards that are intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        No Repricing.    The 2006 Plan prohibits repricing of Options and SARs, including by way of an exchange for another Award, unless stockholder approval is obtained.

        Terms and Conditions of Stock Options.    Each Option granted under the 2006 Plan is evidenced by an Award Agreement between the optionee and the Company and is subject to the following terms and conditions:

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  Exercise Price.  The Committee sets the Exercise Price of the Shares subject to each Option, provided that the Exercise Price cannot be less than 100% of the Fair Market Value of the Company's Common Stock on the Option grant date. In addition, the Exercise Price of an Incentive Stock Option must be at least 110% of Fair Market Value if, on the grant date, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Stockholder").

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  Form of Consideration.  The means of payment for Shares issued upon exercise of an option is specified in each option agreement. Payment generally may be made by cash, other Shares of Common Stock owned by the optionee, any other method permitted by the Committee, or by a combination of the foregoing.

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  Exercise of the Option.  Each Award Agreement will specify the term of the Option and the date when the Option is to become exercisable, provided that except as specified in an Award Agreement upon a termination of employment of a Change in Control or Subsidiary Disposition, no Option may be exercisable prior to one (1) year from the date of grant. The 2006 Plan provides that in no event shall an Option granted under the 2006 Plan be exercised more than ten (10) years after the date of grant. Moreover, in the case of an Incentive Stock Option granted to a 10% Stockholder, the term of the Option shall be for no more than five (5) years from the date of grant.

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  Termination of Employment.  If an optionee's employment terminates for any reason (including death or permanent disability), all Options held by such optionee under the 2006 Plan expire upon the earlier of (i) such period of time as is set forth in his or her Award agreement or (ii) the expiration date of the Option. The optionee may exercise all or part of his or her Option at any time before such expiration to the extent that such Option was exercisable at the time of termination of employment.

        Terms and Conditions of Stock Appreciation Rights.    SAR grants may be either freestanding or tandem with Option grants. Each SAR grant shall be evidenced by an agreement that shall specify the Exercise Price, the term of the SAR, the conditions of the exercise, and other such terms and conditions as the Committee shall determine.

        The Exercise Price of SARs may not be less than 100% of the Fair Market Value of the Company's Common Stock on the grant date of the Award. The Committee, subject to the provisions of the 2006 Plan, shall have the discretion to determine the terms and conditions of SARs granted under the 2006 Plan. Each Award Agreement will specify the term of the SAR and the date when the SAR is to become exercisable, provided that except as specified in an Award Agreement upon termination of employment or a Change in Control or Subsidiary Disposition, no freestanding SAR may be exercisable prior to one year from date of grant.

        Upon exercise of a SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the Fair Market Value of a share on the date of exercise and the Exercise Price and (ii) the number of shares for which the SAR is exercised. At the discretion of the Committee, payment to the holder of a SAR may be in cash, Shares of Common Stock or a combination thereof. To the extent that a SAR is settled in cash, the shares available for issuance under the 2006 Plan shall not be diminished as a result of the settlement.

        SARs granted under the 2006 Plan expire as determined by the Committee, but in no event later than ten (10) years from the date of grant. No SAR may be exercised by any person after its expiration.

        Share Limit for Stock Options and SARs.    In order that such Awards may qualify as performance-based compensation under Section 162 (m) of the Code, no Participant may be granted Options and SARs to purchase more than 425,000 Shares in any 36-month period. If the Options are Incentive Stock Options, the maximum aggregate number of options that may be granted with respect thereto in any 12-month to any one Participant shall be 150,000 options.

        Terms and Conditions of Restricted Stock and Restricted Stock Unit Grants.    Each Restricted Stock and RSU grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Committee shall determine.

        The Committee shall have the discretion to determine (i) the number of Shares subject to a Restricted Stock Award or Restricted Stock Unit granted to any Participant and (ii) the conditions for vesting that must be satisfied, provided that there shall be a minimum vesting period of three years, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to 5% of the shares available for Full-Value Awards under the 2006 Plan for Restricted Stock Units and up to 20% for Restricted Stock Awards.

        Performance Share Grants.    Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine.

        The Committee shall have complete discretion to determine (i) the number of Shares of Common Stock subject to a Performance Share Award and (ii) the conditions that must be satisfied for grant or for vesting, provided that, except in certain circumstances, there shall be a minimum vesting period of one year.

        Share Limit for Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards.    In order that such Awards may qualify as performance-based compensation under Section 162(m) of the Code, no Participant shall be granted Restricted Stock, RSUs, Performance Shares, or Other Stock-Based Awards covering, in the aggregate, more than 425,000 Shares in any 36-month period.

        Performance Units.    Performance Units are similar to Performance Shares, except that they are cash-based and may be settled in Shares, cash or a combination of the two. The Shares available for issuance under the 2006 Plan shall not be diminished as a result of the settlement of a Performance Unit in cash. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as shall be determined at the discretion of the Committee, provided that there shall be a minimum vesting period of one year.

        Limit for Performance Units.    In order that such Awards may qualify as performance-based compensation under Section 162(m) of the Code, no Participant shall be granted a Performance Unit Award providing for a payment value of more than $5,000,000 in any one fiscal year.

        Other Stock-Based Awards.    The Committee has the right to grant other stock-based Awards that may include, without limitation, grants of Shares based on attainment of performance goals, payment of Shares as a bonus in lieu of cash based on performance goals, and the payment of shares in lieu of cash under other Company incentive or bonus programs. The Committee shall have the discretion to determine the vesting of any such Award, provided that, except as specified in an Award Agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, there shall be a minimum vesting period of three years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to 20% of the shares available for Full-Value Awards under the 2006 Plan, and provided further that an Award with a payment of Shares in lieu of cash under other Company incentive or bonus programs shall not be subject to a minimum vesting period.

        Performance-Based Awards.    The Committee may grant Award which are intended to qualify as "performance-based compensation" for purposes of deductibility under Section 162(m) of the Code. For any such Award, the Committee will establish the performance objectives to be used within 90 days after the commencement of the Performance Period, or, if less, 25% of the Performance Period applicable to such Award. The performance objectives to be used shall be selected from the following list of measures (collectively, the "Performance Measures"): total stockholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction and employee satisfaction. The targeted level or levels of performance with respect to the Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or other filings the SEC. Awards that are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code may be based on these or such other performance measures as the Committee may determine.

        Non-Transferability of Awards.    An Award granted under the 2006 Plan which is an Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution an may be exercised, during the lifetime of the recipient, only by the recipient. Other Awards will be transferable to the extent provided in the Award, except that no Award may be transferred for consideration.

        Adjustments Upon Changes in Capitalization.    In the event of any non reciprocal transaction between the Company and the stockholders of the Company that causes the per share value of shares underlying an Award to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Board shall, and in the event of any other change in corporate capitalization, such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Board, in its sole discretion, may cause there to be made an equitable adjustment to the number and kind of shares that may be issued under the 2006 Plan, or to any individual under the 2006 Plan, and to the number and kind of shares or other property subject to and the exercise price (if applicable) of any then outstanding Awards, and such adjustment shall be conclusive and binding for all purposes of the 2006 Plan.

        Change in Control.    Except as provided in an Award Agreement, in the event of a Change in Control, if the successor corporation does not assume, convert, or replace outstanding options or SARs, those options or SARs shall become immediately vested and exercisable, provided that the Committee may, in its sole discretion, provide that such options and SARs are cashed out in connection with such Change in Control. Except as provided in an Award Agreement, any period of restriction or other restriction imposed on Restricted Stock, Restricted Stock Units, and other Stock-based Awards shall lapse unless such awards are assumed, converted, or replaced in connection with a Change in Control. Notwithstanding the foregoing, if any options, SARs, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards are assumed, converted, or replaced in connection with a Change in Control, such awards shall vest or become exercisable, as appropriate, upon a participant's termination of employment without Cause during the 24 month period following such Change in Control. Except as provided in an Award Agreement, any Performance Shares, Performance Units, and other performance-based awards shall vest on a pro rata monthly basis based on the performance level attained on the date of the Change in Control, if determinable, or target level, if not determinable.

        Amendment, Suspensions and Termination of the 2006 Plan.    The Company's Board of Directors may amend, suspend or terminate the 2006 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with the NASDAQ listing standards or applicable laws. In addition, no amendment, suspension or termination may adversely impact an Award previously granted without the written consent of the Participant to whom such Award was granted unless required by applicable laws.

Federal Tax Aspects

        The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Awards granted under the 2006 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participants' death, or the provisions of the income tax laws of any municipally, state or foreign country in which the Participant may reside.

        Incentive Stock Options.    No taxable income is recognized when an Incentive Stock Option is granted or exercised, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. If the Participant exercises the Option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the Exercise Price generally will be taxed as long-term capital gain or loss. If these holding periods are not satisfied, the Participant will recognize ordinary income and be subject to withholding at the time of the sale or other disposition equal to the difference between the Exercise Price and the lower of (i) the Fair Market Value of the Shares at the date of the Option exercise or (ii) the sale price of the Shares. Any gain or loss recognized on such a premature disposition of the Shares in excess of the amount treated as ordinary income will be treated as long-term or short-term capital gain or loss, depending on the holding period.

        Nonqualified Stock Options.    No taxable income is recognized when a Nonqualified Stock Option is granted to a Participant with an Exercise Price equal to the Fair Market Value on the date of grant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares on the exercise date over the Exercise Price. Any taxable income recognized in connection with the exercise of a Nonqualified Stock Option by an Employee is subject to tax withholding by the Company. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

        Stock Appreciation Rights.    No taxable income is recognized when a stock appreciation right is granted to a Participant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the amount of cash received and the Fair Market Value of any Shares received. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

        Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units.    A Participant generally will not have taxable income upon grant of Restricted Stock, RSUs, Performance Shares, or Performance Units. Instead, the Participant will recognize ordinary income at the time of vesting, or, if later, settlement, equal to the Fair Market Value (on the vesting date) of the Shares or cash received minus any amount paid.

        For Restricted Stock only, a Participant instead may elect to be taxed at the time of grant. This election is made within 30 days of the date of grant and is irrevocable. The amount included in a Participant's income at the time of grant is equal to the Fair Market Value of the underlying stock on the date of grant of the Restricted Stock. The Participant's holding period begins on the date of the election. If such an election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income.

        Other Stock-Based Awards.    A Participant generally will recognize income upon receipt of the Shares subject to Award (or, if later, at the time of vesting of such shares).

        Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the 2006 Plan in an amount equal to the ordinary income realized by a Participant and at the time the Participant recognizes such income (for example, the exercise of a Nonqualified Stock Option). Special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next four most highly compensated executive officers. Under Section 162(m) of the Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the 2006 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive federal income tax deduction in connection with such Awards even to the extent that they exceed $1,000,000.

        Code Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement that does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals, and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition to regular income taxes that result from such immediate taxation, a participant is subject to an interest penalty and an additional 20% in income taxes on the amounts immediately taxable as a result of a Section 409A violation. Payments that are subject to Section 409A and made by a publicly-held company upon the separation from service of certain officers and other individuals are subject to a 6-month delay.

        Section 409A is broadly applicable to certain types of equity-based and cash-based compensation. For example, RSUs may be classified as deferred compensation subject to the requirements of Section 409A. Awards issued under the 2006 Plan are intended to be exempt from or comply with the requirements of Section 409A of the Code.

REQUISITE VOTE

        Approval of the amendment to the Company's 2006 Stock Incentive Plan requires the affirmative vote of a majority of votes cast with respect to this Proposal 2. Broker non-votes have no legal effect on this proposal and abstentions have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 2.

PROPOSAL 3—APPROVAL OF THE COMPANY'S PERFORMANCE-BASED PLAN

        On March 11, 2013, The Compensation Committee approved the Dynamic Materials Corporation Performance-Based Plan (the "Plan") for the five year period ending December 31, 2017. Based on this approval and the Board's approval, the Board is submitting the Plan for stockholder approval. Under the plan, executive officers of the Company may receive annual cash incentive compensation based upon the achievement of a pre-established performance goal. As discussed further under the heading of "Compensation Discussion and Analysis," annual cash incentives are an integral part of the Company's compensation program. The plan is substantially similar in purpose to the Company's 2008 Performance-Based Plan, which had a five year term, and which was approved by the Company's stockholders at the 2009 annual meeting. Unlike the previous plan which contained one specific formula for the calculation of the performance compensation based upon the Company's net income, the Plan gives the Compensation Committee the flexibility of setting different performance goals each year. Capitalized terms not otherwise defined in this section have the meaning set forth in the Plan.

        The Plan was designed to enable the annual bonus that may be earned by executive officers of the Company to be deductible in its entirety. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") generally limits to $1,000,000 the deduction that a publicly-held company may claim in any year for compensation paid to each of its executive officers. However, an exception to this deduction limit applies to qualifying "performance-based" compensation, as defined under the Code. For a program such as the Plan to qualify for the performance-based compensation exception, the Company must obtain stockholder approval of the material terms of the program, including the eligible employees, the specific formula by which the bonus is calculated or the maximum amount payable to any individual for any specified period, and the performance criteria on which performance goals are based. In addition, other requirements for deductibility must be met. The material terms that the stockholders approve constitute the framework within which the Compensation Committee would set actual performance goals. The Board recommends approval of the Plan by our stockholders, so that compensation paid in accordance with the Plan will be eligible to qualify as performance-based compensation under the Code, provided the other requirements for deductibility are met.

        Consistent with the Company's compensation philosophy, the Company expects that its incentive compensation program may result in one or more named executive officers receiving annual compensation in excess of $1 million in some years. The Board accordingly recommends approval of the Plan to make awards granted under the Plan eligible for tax deductibility and believes that stockholder approval of the Plan is in the best interests of the Company and its stockholders.

        The affirmative vote of a majority of the votes cast in person or by proxy by stockholders represented and entitled to vote at the meeting is required for approval of the Plan. If our stockholders do not approve the Plan, no payments relating to the specified performance goals under the Plan will be made to executives in excess of the deduction limits of Section 162(m) of the Code. We reserve the right to pay discretionary bonuses, or other types of compensation outside of the Plan. No executive has a guaranteed right to any discretionary bonus as a substitute for an award granted under the Plan in the event the specified performance goals are not met or that stockholders fail to approve the material terms of the Plan.

        The following is a brief description of the material features of the Plan, which is qualified in its entirety by reference to the Plan. A copy of the full text of the Plan is attached to this proxy statement as Appendix B.

Summary of the Performance-Based Plan

        Purpose.    The purpose this Plan is intended to enable the Company to attract, retain, motivate and reward qualified senior executive officers by providing them with the opportunity to earn competitive annual bonus compensation directly linked to business unit performance and overall Company performance. Compensation paid under this Plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m), so as to exempt such compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

        Administration.    The Compensation Committee will administer and interpret the Plan. The Compensation Committee will certify whether such performance goals have been met, and determine the amount of the Award to be paid following the end of the relevant Performance Period. The Compensation Committee's determinations under this Plan will be final and conclusive. The Compensation Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Compensation Committee deems necessary or advisable.

        Eligibility.    Participation in the Plan is limited to officers of the Company selected by the Compensation Committee provided that in all events the Chief Executive Officer and Chief Financial Officer are participants. As part of this Proposal 3, the Compensation Committee is seeking stockholder approval to include two additional executives of the Company as Plan participants at a later date upon the election of the Compensation Committee: the Senior Vice President and General Manager, Nobelclad and Senior Vice President and General Manager, DYNAenergetics.

        Establishment and Terms of Performance Periods.    The Compensation Committee shall establish one or more Performance Periods under the Plan. Each Performance Goal must be established in writing no later than 90 days after the commencement of the relevant Performance Period or such shorter time period required for the pre-establishment of performance goals under Section 162(m). For each Performance Period the Compensation Committee shall (i) designate the Participants for such Performance Period, (ii) establish one or more objective Performance Goals for each Participant or class of Participants, and (iii) adopt objective formulas or standards for computing the amounts of Awards payable under the Plan based on actual results compared to the Performance Goals. The Performance Goals and target Award may be different, or may be weighted differently, for different Participants or classes of Participants.

        The objective performance goals for each Performance Period shall be based upon one or more of the following performance criteria, as determined by the Compensation Committee: revenues or sales; EBITDA; adjusted pre-tax income; net income; operating income; earnings per share of the Company; book value per share; stockholders' equity; adjusted pre-tax return on stockholders' equity; expense management; total shareholder return; return on investment before or after the cost of capital; improvements in capital structure; profitability of the Company or an identifiable business segment, unit or product; maintenance or improvement of profit margins; stock price; market share; costs; cash flow; working capital; changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; return on assets; debt ratings; debt or net debt to EBITDA ratio; debt or net debt to total capital ratios; debt or net debt to equity ratios; gross margins; closings/deliveries; net orders/growth; SG&A and expense management; procurement of land/well located lots; operating margins; mortgage capture rates; acquisitions/entrance into new markets; inventory turnover; liquidity; interest coverage; cost targets, reductions and savings; productivity and efficiencies; strategic business criteria; human resources management; supervision of litigation; economic value added; customer satisfaction; credit rating; debt to equity; cash to debt; inventory; land and other asset acquisitions; debt management; new debt issues; debt retirement. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Compensation Committee shall determine.

        Notwithstanding the degree to which the applicable Performance Goals are satisfied, the Compensation Committee shall have the discretion to reduce the amount of any Participant's Award payout below the standard or formula amount to reflect individual performance and/or unanticipated factors.

        Compensation Limit.    In no event will an amount be payable under the Plan to a Participant with respect to a Performance Period exceed the lesser of 150% of that Participant's base salary for such Performance Period or $1,500,000.

        Expiration.    Unless earlier terminated, this Plan shall terminate on December 31, 2017, provided that the Company may continue to make payments hereunder following December 31, 2017 for Performance Periods that end on or prior to December 31, 2017. The Board may at any time amend or terminate this Plan, except that no amendment will be effective without approval by the Company's shareholders if such approval is necessary to qualify amounts payable hereunder as "performance-based compensation" under Section 162(m). No termination of this Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

        Certification of Bonus.    Following the conclusion of any year and prior to the payment of any awards, the Compensation Committee will certify in writing the levels of attainment of the performance goals for the year and calculation of the total payable award for each participant. Awards shall be paid as soon as practicable following certification by the Compensation Committee, and no later than the 15th day of the third month following the end of the relevant performance period.

        Federal Income Tax Consequences.    Participants in the Plan will recognize in the year of payment ordinary income equal to the bonus award amount, which will be subject to applicable income and employment tax withholding by us. Under current guidance, we expect that awards under the Plan will satisfy the short-term deferral exception to Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

        We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1,000,000 per year deduction limit under Section 162(m) of the Code if the Plan is approved by our stockholders and the awards otherwise satisfy the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain of our executive officers to no more than $1,000,000 per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief executive officer and the chief financial officer).

        New Plan Benefits.    The following table sets forth the potential awards payable to the executive officers, non-executive officer directors and employees for awards granted in 2013, subject to stockholder approval. The awards in the first column represent amounts which would have been received by each named executive officer for 2012 if the Performance-Based Plan, subject to stockholder approval of the plan as described in Proposal 3, had been in effect for that year. The awards in the second column represent awards granted during 2013 under the 2006 Plan, as amended, subject to stockholder approval of the amendment to the plan as described in Proposal 2. As of April 3, 2013 the closing price of a share of our common stock was $16.54.

Name and Position	Performance-Based Plan(1) $	2006 Stock Incentive Plan, as amended(2) No. of Shares

Yvon Pierre Cariou (3) President Chief Executive Officer	—	—

Richard A. Santa Senior Vice President Chief Financial Officer and Secretary	$63,295	—

Kevin T. Longe Executive Vice President and Chief Operating Officer	$146,554	—

John G. Banker (3) Senior Vice President, Customers and Technology	—	—

Rolf Rospek (3) Director and DYNAenergetics Chief Executive Officer	—	7,500

Jeff Nicol (4) Senior Vice President and General Manager Nobelclad	$38,783	—

Ian Grieves (4) Senior Vice President and General Manager DYNAenergetics	$20,238	—

Executive Officers as a Group	$268,870	7,500

Non-Executive Director Group	—	—

Non-Executive Officer Employee Group	—	—

(1)
The amount represents the actual performance bonus payable for 2012, had the plan been in effect for that year, based on the actual financial performance of the Company during 2012. The maximum potential performance bonus payable for 2012 had the plan been in effect for that year for Mr. Santa, Mr. Longe, Mr. Nicol and Mr. Grieves was $233,996, $541,800, $108,486 and $131,040, respectively. The amount of performance bonus awards payable for future fiscal years is not determinable.

(2)
On January 16, 2013, the Company granted 12,500 shares to Mr. Rospek with 7,500 shares of restricted stock units subject to stockholder approval of the amendment to the 2006 Plan. The awards are scheduled to vest in one-third increments on the first, second and third anniversary of the date of grant.

(3)
Mr. Cariou retired effective March 1, 2013, Mr. Banker retired effective December 31, 2012, and Mr. Rospek retired effective December 31, 2012.

(4)
Mr. Nicol became an executive officer of the Company in September 2012 and Mr. Grieves became an executive officer of the Company during 2013.

REQUISITE VOTE

        Approval of the Performance-Based Plan requires the affirmative vote of a majority of votes cast with respect to this Proposal 3. Broker non-votes have no legal effect on this proposal and abstentions have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 3.

PROPOSAL 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to (1) attract, motivate and retain high-caliber managerial talent; (2) provide competitive compensation opportunities; (3) create incentives to achieve both short-term performance measures and long-term strategic goals; and (4) provide incentive programs that are linked to stockholder value. For additional information about our executive compensation program, please read the "Compensation Discussion and Analysis" beginning on page 29.

        At our 2011 Annual Meeting, our stockholders voted in favor of holding an annual advisory vote on executive compensation. In line with this recommendation, our Board has decided to include an advisory stockholder vote on executive compensation in our proxy materials every year until the next required advisory vote on the frequency of stockholder advisory votes on executive compensation. We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, objectives and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" approval of the following resolution at our 2012 annual meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

Requisite Vote

        The advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of this proposal exceeds the votes cast opposing this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 4.

 PROPOSAL 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2013. E&Y has been so engaged since 2002.

        Ratification of the selection of E&Y by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain E&Y. If the selection of E&Y is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.

        A representative of E&Y will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will have the opportunity to do so if he or she so desires.

        The Company paid the following fees to E&Y for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees	$693,574	$625,324
Audit Related Fees(1)	$31,439	$32,399
Tax Fees(2)	$43,450	$56,901
All Other Fees	—	—

Total Fees	$768,463	$714,624

(1)
Consists of reimbursement of costs incurred in connection with performance of work on the audit including transportation and meal expenses.

(2)
Tax Fees included fees related to federal and state tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2012 in accordance with our formal policy on auditor independence.

Requisite Vote

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 5.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        As of December 31, 2012, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), Robert A. Cohen, James J. Ferris, Bernard Hueber and Gerard Munera, each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the written Charter of the Audit Committee, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with E&Y that firm's independence. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

                      Audit Committee Members:

                      Richard P. Graff, Chairman
                      Robert A. Cohen
                      James J. Ferris
                      Bernard Hueber
                      Gerard Munera

 COMPENSATION PROCEDURES

        Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2012 compensation for our named executive officers as well as in setting the 2013 compensation levels and frame-work for 2013 performance bonus opportunities.

Roles of the Parties Involved in Executive Compensation Decisions

        Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval, the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy and support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."

        Role of Independent Compensation Consultant.    Since early 2006, the Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. Harlon Group has served as the compensation consultant to the Compensation Committee since mid-2009. Harlon Group is an independent firm that provides consultation services to boards of directors and their compensation committees and does not provide any other services to us. The Compensation Committee engaged Harlon Group to review the Company's overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company's, to help the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers and to facilitate the Compensation Committee's determination of our executive officers' performance bonus payments. Harlon Group does not provide any other services to the Company or our management or have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of Harlon Group and concluded that its work does not raise any conflicts of interest.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the chairman of the Compensation Committee in determining the base salary compensation for the executive officers other than himself. For 2012 our Chief Executive Officer also proposed recommendations to the Compensation Committee as to the 2012 performance bonus for each of the named executive officers other than the Chief Executive Officer. The Compensation Committee also asked for the input of our Chief Operating Officer as to the 2012 performance bonus for each of the named executive officers other than the Chief Executive Officer and Chief Operating Officer.

Meetings of Compensation Committee

        The 2012 salary and framework for performance bonuses for Messrs. Cariou, Santa, Rospek and Banker were set by the Compensation Committee at its November 2011 and January 2012 meetings. The Compensation Committee approved the amount of Mr. Longe's 2012 salary and guaranteed bonus, which was negotiated between the Company and Mr. Longe in connection with his commencement of employment with us in July 2012 as our Chief Operating Officer and set forth in his employment agreement. The formula for the incentive bonus for Messrs. Cariou, Santa and Banker that was earned for

2012 is contained in the Company's Performance-Based Plan that was approved by stockholders at the 2009 annual stockholders meeting. The formula for Mr. Rospek's incentive bonus was approved by the Compensation Committee following consultation with our Chief Executive Officer and included in Mr. Rospek's January 2011 employment agreement. The Compensation Committee had two meetings in November 2012 and January 2013 to determine 2012 performance bonuses for Messrs. Cariou, Santa, Banker and Rospek and 2012 equity grants for all of the named executive officers as well as to set compensation for 2013 for the named executive officers. The Compensation Committee also reviewed and refined its philosophy on compensating our executive officers at each of the meetings at which it set compensation for 2012 and 2013.

        At the direction of the Compensation Committee, Harlon Group prepared various materials and analysis to assist the Compensation Committee in its review and determination of compensation for the named executive officers.

Comparator Group Research

        At the direction of the Compensation Committee, Harlon Group researched market compensation levels and trends and presented its reports to the Compensation Committee in November 2011 for 2012 compensation decisions and in November 2012 for 2013 compensation decisions. This research focused on all aspects of compensation for our named executive officers. The research included identifying compensation levels by executive position, with a break-out by salary, bonus and equity grants. Among other things, the research also identified the proportion of total pay that is based on performance as well as the compensation for various executive officer positions relative to one another. The research compared the Company's historic levels of executive compensation to that of the median and mean of comparator groups. In mid-2012 the Compensation Committee instructed Harlon Group to provide a reset comparator group to reflect the larger contribution, on a percentage basis, made by the oilfield products segment to the Company's financial results

        2012 Compensation—2010-2011 Comparator Group.    Harlon Group gathered research data from several different data sources, including various executive compensation surveys of companies in metal fabrication and advanced metals industries with comparable annual revenues (ranging from $138 million to $520 million). Data for those few competing companies in our primary industry is not available. Our competitors are either privately-held, foreign-owned and/or are wholly-owned subsidiaries or divisions of larger companies and no applicable compensation information is publicly-available. Rather, we have reviewed the executive compensation packages of a "comparator group" of similarly-sized, public companies that operate in metal fabrication and advanced metals industries, for 2012 consisting of: Altra Holdings, Inc.; AZZ Incorporated; Cabot Microelectronics Corp.; CARBO Ceramics, Inc.; Chart Industries Inc.; Gorman-Rupp Company; Great Lakes Dredge & Dock Corporation; Haynes International Inc.; Houston Wire & Cable Company; Insteel Industries, Inc.; L.B. Foster Company; LMI Aerospace, Inc.; McGrath RentCorp; Preformed Line Products; RTI International Metals, Inc.; Sun Hydraulics Corporation; T-3 Energy Services, Inc.; and Universal Stainless & Alloy Products, Inc. Though not an exact match to our Company, we believe that these metal fabrication and advanced metals industries companies are our closest relevant comparators.

        2013 Compensation—Reset 2012 Comparator Group.    For 2013 compensation decisions, Harlon Group gathered research data from several different data sources, including various executive compensation surveys of companies in metal fabrication, advanced metals and oilfield products and services industries and comparable annual revenues (ranging from $137 million to $480 million, and a median of $253 million). The reset "comparator group" consists of: Cal Drive International, Inc., Compx International Inc., Forbes Energy Services Ltd., Friedman Industries, Incorporated, The Gorman Rupp Company, Gulf Island Fabrication, Inc., Insteel Industries, Inc., Material Sciences Corporation, MFRI, Inc., NN, Inc., PGT, Inc., RBC Bearings Incorporated, Sun Hydraulics Corporation; Synalloy Corporation, and Universal Stainless & Alloy Products, Inc.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2012 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2013 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2012.

                      Compensation Committee Members:

                      Robert A. Cohen, Chairman
                      Dean K. Allen
                      James J. Ferris
                      Bernard Hueber
                      Gerard Munera

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the fiscal year ended December 31, 2012, the Compensation Committee was composed of Messrs. Allen, Cohen, Ferris, Hueber and Munera, with Mr. Allen serving as the Chairman until May 24, 2012 and Mr. Cohen serving as Chairman thereafter. We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

        Our compensation philosophy is to (i) provide a compensation program that attracts, motivates, and retains high-caliber managerial talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor incentive pay programs which are linked to stockholder value. The primary elements of our executive compensation program include base salary, an annual incentive bonus based on the net income of the Company, an annual performance bonus based on achievement of non-objective criteria and equity grants of restricted stock or units.

        Below is a brief summary of the objectives of our executive compensation program:

  1.
  Linkage to Performance.    Our executive compensation program is designed to link executive compensation to the Company's performance as well as the individual executive's performance. A sizable portion of each named executive officer's total compensation package is linked to accomplishing specific and measurable goals, including growing revenue profitably and increasing stockholder value. For 2012, the Compensation Committee used net income as the performance measure for the award of incentive bonuses and will use revenues and EBITDA as the performance measure for the award of 2013 incentive bonuses. Our equity awards are performance based because they take into account the increase or decrease in the trading price of our common stock over a period of years.

    We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically granted shares of restricted stock to our executive officers to reinforce a long-term focus on delivering value to stockholders. We also provided retirement compensation in 2008 in the form of shares of restricted stock, the restrictions of which lapsed in early 2013, five years following the date of grant. The Compensation Committee believes that our incentive bonuses and equity awards provide compensation opportunities that are driven by the Company's performance.

  2.
  Stock Ownership Guidelines.    Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers (and directors) and stockholders is to encourage these individuals to own a significant amount of our common stock. After a three-year phase-in period, each of the individuals is expected to own our common stock with a minimum value as follows: our Chief Executive Officer is expected to hold common stock with a value that is at least five times his base salary; each of our Chief Financial Officer and Senior Vice President, Customers and Technology is expected to hold common stock with a value that is at least three times his base salary; and within three years of election as a non-employee director, each non-employee director is expected to hold common stock with a value that is at least five times the director's annual cash fees from serving as a director. Restricted stock and stock options are not counted for purposes of these guidelines.

  3.
  Pay Mix.    We strive for a pay mix that reflects our compensation philosophy and performance-based compensation culture. A high proportion of total pay of our named executive officers is based on incentive and performance bonuses and equity awards that tie compensation to the Company's performance as well as the performance of the executive. Approximately two-thirds or more of the total compensation packages of our named executive officers is intended to be delivered through non-salary, short-term and long-term incentives.

  4.
  Competitive Compensation Levels.    We operate in a competitive business environment; therefore, our compensation program is intended to support our goal of attracting and retaining highly talented employees. We believe our named executive officers should be compensated relative to the market median of comparable companies and consistent with the Company's performance.

    During 2012, we compared the compensation of our named executive officers to market data gathered by our compensation consultant to help establish compensation levels for each executive. See "Compensation Procedures—Comparator Group Research" above. We selected median as the targeted level of compensation as we do not intend to pay compensation at levels significantly below or above the midpoint of our competitive market, taking into account the Company's performance compared to that of the comparator group. In comparing actual total direct compensation paid to our named executive officers for 2010 and 2011 against the actual median of our comparator group for the same years, we note that our compensation for those years was slightly below the median of the comparator group. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations.

  5.
  Perquisites.    In 2012, our named executive officers received certain supplemental life insurance benefits. Coverage under the supplemental life insurance policies for 2012 was $750,000 for our Chief Executive Officer, $500,000 for our Chief Operating Officer, $415,000 for each of the other two U.S.-based named executive officers, our Chief Financial Officer and Senior Vice President, Customers and Technology and €250,000 ($321,450 based on the average exchange rate for 2012) for the Chief Executive Officer of our DYNAenergetics subsidiary. Also in 2012 we leased automobiles for each of our named executive officers. We paid all operating expenses associated with the leased automobiles. We paid $30,025 of housing and relocation expenses in connection with the hiring of our new Chief Operating Officer in 2012 and his relocation near our corporate office.

  6.
  Retirement Benefits.    Through the end of 2012, we did not sponsor any retirement plan for executives that would provide a pension benefit above the level provided to our other employees. We provide all eligible employees, including the U.S.-based named executive officers, with a

    401(k) savings plan to which we make matching contributions. The 401(k) savings plan allows eligible employees to defer a percentage of their eligible compensation on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a matching contribution of 100% of an employee's contribution up to 3% of eligible compensation and 50% of an employee's contribution on the next 2% of eligible compensation. Under the terms of the employment agreement for our European-based named executive officer, we made payments of €56,169 ($72,222 based on the average exchange rate for 2012) under a retirement insurance policy. As described below, in 2008, we granted three of the named executive officers supplemental retirement plan compensation in the form of restricted stock that vested in early 2013, five years from the date of grant.

  7.
  Employment Contracts and Severance Protection.    Each of our named executive officers had employment agreements with us with a term ending on December 31, 2012, other than Mr. Longe's Chief Operating Officer employment agreement, which has no specified term but rather specified notice and payment provisions upon termination by the Company. The primary purpose of the employment agreements was to set forth with clarity the terms and conditions of the executive's employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The employment agreements also protect the executive from certain risks, including termination of employment without cause. The agreements other than Mr. Longe's employment agreement do not, however, provide any special terms pertaining to a change in control of the Company. In 2013 we entered into a new employment agreement with Mr. Longe in connection with his role as our Chief Executive Officer as well as a severance payment agreement with Mr. Santa. We do not have employment agreements with the other officers who we expect to be our named executive officers for 2013. A summary of the provisions of the employment agreements for our named executive officers can be found below under "Employment Agreements."

Primary Elements of Our Executive Compensation Program

        Our philosophy regarding each element of our executive compensation program is as follows:

  1.
  Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;

  2.
  An annual incentive bonus is what we pay our named executive officers for the short-term results of their efforts, measured by the net income of the Company or a business segment of the Company;

  3.
  An annual performance bonus is what we pay our named executive officers for the results of their efforts judged by the Compensation Committee by reference to specified individual non-objective performance goals; and

  4.
  Long-term/stock incentive compensation is what we pay executives as both rewards for performance during the past year and as forward looking incentives to promote long-term results for their efforts, for growing the value of the enterprise, and for enhancing value for our stockholders.

        Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at comparable companies included in compensation surveys. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee considers the named executive officer's performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee's final determination of salaries for the named executive officers.

        Annual Incentive Bonus.    Pursuant to our Performance-Based Plan approved by our stockholders, we provide annual incentive bonus awards for our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Customers and Technology to promote the achievement of our short-term (i.e., annual) business objectives, which are also tied to stockholder value. The amount of the incentive bonus is based on the net income of the Company recognized for that fiscal year. The annual incentive bonus is paid in cash following completion of the audited financial statements of the Company for that year and certification, pursuant to Section 162(m) of the Internal Revenue Code, by the Compensation Committee. Under the terms of his employment agreement, we provide a similar annual incentive bonus award for the Chief Executive Officer of our DYNAenergetics subsidiary, the amount of which is based in part on the net income of the Company and in part on the operating income of our Oilfield Products segment recognized for that fiscal year.

        Annual Performance Bonus.    We provide annual performance bonus awards for our named executive officers to promote individual performance in meeting or exceeding objectives contained in the Company's strategy. This strategy and the performance objectives are updated and reviewed annually. The amount of the performance bonus award varies by the extent to which the named executive officer's target objectives are achieved. The total amount of performance bonus that may be awarded is set at a percentage of the named executive officer's base salary as provided in their respective employment agreements. At the start of each fiscal year, the Compensation Committee reviews and approves our non-objective performance goals for the named executive officers. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.

        After the end of the fiscal year, the Compensation Committee evaluates the performance of each named executive officer in meeting these target objectives. Awards are paid in cash following the determination of the award amounts.

        Long-Term Incentives and Retirement Benefits.    We currently provide long-term incentive awards to our named executive officers through our 2006 Stock Incentive Plan. While the 2006 Stock Incentive Plan permits a broad range of types of equity grants, the past several years we have only made awards in the form of restricted stock grants. The purpose of the 2006 Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders.

        In January 2013, we made grants of restricted stock to our named executive officers. These grants typically vest in equal installments over three years, subject to continued employment with us. In light of Mr. Banker's retirement on December 31, 2012 and Mr. Cariou's planned retirement on March 1, 2013, in lieu of shares to these executives we paid cash in an amount equal to the value of the shares of stock awarded based on the closing price of the Company's stock on the following day. The purposes of the restricted stock grants typically are to retain the executive over a long timeframe and further strengthen the link between the named executive officer's compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates. In January 2012, we made similar grants of restricted stock, vesting over three years, to our named executive officers. We also made a special grant of restricted stock, vesting at the end of five years, to three of our named executive officers in January 2011. In anticipation of the retirements of Messrs. Cariou and Banker after long service to the Company, the Compensation Committee accelerated the lapse of all remaining restrictions on all restricted stock previously granted to these two executives, effective upon their respective retirement dates.

        In January 2008, we established a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits to Messrs. Cariou, Santa and Banker based upon their salary levels, ages and years of service with the Company. The SERP benefit consists of shares of restricted stock granted under the 2006 Stock Incentive Plan. The Compensation Committee used the principles of a "defined benefit" pension plan to determine the number of shares of restricted stock to be granted to each of the executives. The shares of restricted stock vested in January 2013, five years from date of grant.

        In consideration of Mr. Cariou's long and successful service to the Company, the Compensation Committee made a special award to Mr. Cariou upon his March 1, 2013 retirement of 70,000 shares of common stock, payable in shares or cash, at Mr. Cariou's election, equal to the closing price on his retirement date. Mr. Cariou elected to receive payment of this special award through the issuance of 37,650 shares of common stock and a cash payment of $550,274, which was equal to 32,350 shares multiplied by the March 1, 2013 closing price of $17.01 per share.

2012 Advisory Vote on Executive Compensation

        At our 2012 annual meeting of stockholders, we received an approximately 94% vote approving, on a non-binding advisory basis, our 2011 executive compensation. This vote accounts for all of the shares that voted for or against this "say-on-pay" proposal and does not include the "broker non-votes" or small number of shares that abstained from voting on this proposal. We believe this vote demonstrates our stockholders' approval of the Compensation Committee's compensation philosophy and the manner and amount in which it set compensation for 2011. We followed a similar approach in 2012.

Compensation Decisions for Our Named Executive Officers

        Compensation of Chief Executive Officer.    In determining the compensation of Mr. Cariou, our President and Chief Executive Officer for 2012, the Compensation Committee focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity and (ii) the importance of retaining a chief executive officer with the strategic, financial and leadership skills to ensure our continued growth and success, especially during the period his successor was to be selected and groomed for the transition. Harlon Group has advised us that Mr. Cariou's base salary, annual incentive target opportunity, and equity-based compensation for 2012 are consistent with reasonable and competitive practices for high-performing chief executive officers.

        A key task for Mr. Cariou in 2011 and 2012 was to assist the Board in planning for and implementing the Chief Executive Officer succession initiative upon his retirement. Mr. Cariou was instrumental in this critical process which lead to the hiring of Mr. Longe as the Company's Chief Operating Officer in mid-2012 and his becoming the Company's President and Chief Executive Officer on March 1, 2013. So as to remove any compensation considerations from the decision as to the appropriate date for Mr. Longe's appointment as Chief Executive Officer and Mr. Cariou's retirement from that position, the Compensation Committee determined to pay Mr. Cariou as compensation for 2013 an amount equal to his 2012 compensation, regardless of the date in 2013 that Mr. Cariou and the Board determined as the time for the transition to a new Chief Executive Officer.

        During 2012, Mr. Cariou continued to demonstrate strong leadership and vision for us, to implement key strategic initiatives that strengthen us and increase long-term stockholder value, and to enhance our competitiveness. Despite the difficult economic and market challenges facing the Company in 2012, we believe Mr. Cariou's leadership has been exceptional in enabling the Company to maintain a similar level of sales and margins to what it achieved in 2011 while wisely using Company resources in furthering opportunities for the Company's growth. We believe Mr. Cariou's efforts have been essential in our ability to hire and smoothly transition the Company's leadership to Mr. Longe.

  Base Salary.    For 2012, Mr. Cariou's base salary was $483,147, a 3% increase from 2011.

  Annual Bonus.    We paid Mr. Cariou a total bonus of $419,226 for his performance in 2012. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Cariou's 2012 annual incentive bonus was $292,400, which is 2.5% of our annual consolidated net income for the year. The performance bonus was $126,826, which represented 26.3% (out of a possible 35% maximum target) of Mr. Cariou's salary. The Compensation Committee determined the amount of this performance bonus based on its assessment of contributions by Mr. Cariou in achieving important non-objective corporate goals related to development, leadership and executive management, organic growth, safety, quality and risk management, operational and financial performance and investor relations.

  Long-Term Incentives.    In light of Mr. Cariou's pending retirement, in January 2013 we awarded him $465,000 in cash, in lieu of the usual long-term incentive restricted stock award. This amount is equivalent to 30,000 shares of the Company's stock at the closing price on January 16, 2013, the effective date of the award. The award reflects our view of the value of Mr. Cariou's long-term contribution to, and leadership of the Company and the long-term benefits realized by our stockholders. In January 2012, we made a grant of 30,000 shares of restricted stock to Mr. Cariou, vesting over three years or on earlier retirement.

Compensation of the Other Named Executive Officers.

  Kevin T. Longe—Chief Operating Officer (our Chief Executive Officer effective as of March 1, 2013).

  Base Salary.    For 2012, Mr. Longe's annualized base salary was $350,000. His base salary was increased to $450,000 effective upon Mr. Longe becoming our President and Chief Executive Officer on March 1, 2013.

  Annual Bonus.    We paid Mr. Longe a starting bonus of $200,000 for his performance in 2012.

  Mr. Longe is eligible for a 2013 total bonus opportunity in an amount up to 180% of his base salary. 70% of this bonus opportunity will be based on objective performance criteria established by the Compensation Committee and 30% of the bonus opportunity will be based on non-objective criteria as determined by the Compensation Committee.

  Long-Term Incentives.    Mr. Longe was not eligible to receive a long-term incentive award for 2012. When Mr. Longe became our Chief Executive Officer in March 2013, he was awarded 30,000 shares of restricted stock. These shares of restricted stock are scheduled to vest annually in equal installments over three years.

  Richard A. Santa—Senior Vice President, Chief Financial Officer and Secretary.

  Base Salary.    For 2012, Mr. Santa's base salary was $301,970, a 3% increase from 2011. The Compensation Committee determined to increase Mr. Santa's base salary to $309,519 for 2013 (an increase of 2.5%).

  Annual Bonus.    We paid Mr. Santa a total bonus of $175,542 for his performance in 2012. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Santa's 2012 annual incentive bonus was $116,960, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $58,582, which represented 19.4% (out of a possible 25% maximum target) of Mr. Santa's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Santa achieved important non-objective corporate goals related to operational and financial performance, safety, quality and risk management, development, leadership and executive management, organic growth and investor relations.

  Mr. Santa is eligible for a 2013 total bonus opportunity in an amount up to 108% of his base salary. 70% of this bonus opportunity will be based on objective performance criteria established by the Compensation Committee and 30% of the bonus opportunity will be based on non-objective criteria as determined by the Compensation Committee.

  Long-Term Incentives.    We granted Mr. Santa a restricted stock award of 12,500 shares effective January 16, 2013. These shares of restricted stock are scheduled to vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Santa's long-term contribution to, and leadership of, the Company and the long-term benefits realized by our stockholders, (ii) the Compensation Committee's and the Board's desire to retain Mr. Santa and foster his desire to exceed their expectations, and (iii) competitive marketplace practices. In January 2012, we made a similar grant of 12,500 shares of restricted stock to Mr. Santa, vesting over three years.

  John G. Banker—Senior Vice President, Customers and Technology (Retired December 31, 2012).

  Base Salary.    For 2012, Mr. Banker's base salary was $301,970, a 3% increase from 2011.

  Annual Bonus.    We paid Mr. Banker a total bonus of $175,089 for his performance in 2012. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Banker's 2012 annual incentive bonus was $116,960, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $58,129, which represented 19.25% (out of a possible 25% maximum target) of Mr. Banker's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Banker achieved important non-objective corporate goals related to sales growth, safety, quality and risk management, development, leadership and executive management.

  Long-Term Incentives.    In light of Mr. Banker's pending retirement, in January 2013 we awarded him $193,750 in cash, in lieu of the usual long-term incentive restricted stock award. This amount is equivalent to 12,500 shares of the Company's stock at the closing price on January 16, 2013, the effective date of the award. The award reflects our view of the value of Mr. Banker's long-term contribution to the Company and the long-term benefits realized by our stockholders. In January 2012, we made a grant of 12,500 shares of restricted stock to Mr. Banker, vesting over three years or on earlier retirement.

  Rolf Rospek—Director and DYNAenergetics Chief Executive Officer (Retired December 31, 2012).

  Base Salary.    For 2012, Mr. Rospek's base salary was €195,700 ($251,631 based on the average exchange rate for 2012) an increase of 3% from 2011.

  Annual Bonus.    We paid Mr. Rospek a total bonus of $166,695 for his performance in 2012. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Rospek's annual incentive bonus was $128,950, which is an amount equal to the sum of (1) 0.5% of the Company's annual net income and (2) 1.0% of the annual operating income of the oilfield products segment of the Company. The Compensation Committee awarded a performance bonus of $37,745, which represented 15% (out of a possible 25% maximum target) of Mr. Rospek's salary. The Compensation Committee determined the amount of this performance bonus based on operational and financial performance, development, leadership and executive management, organic growth, safety, quality and risk management.

  Long-Term Incentives.    We granted Mr. Rospek a restricted stock unit award of 12,500 shares effective January 16, 2013. These shares of restricted stock vest annually in equal installments over three years; provided, however, if the Company's consulting agreement with Mr. Rospek is not extended beyond its December 31, 2014 term, the remaining restrictions on the restricted stock will automatically lapse on December 31, 2014. The grant reflects our view of the value of Mr. Rospek's long-term contribution to the Company and the long-term benefits realized by our stockholders. In January 2012, we made a similar grant of 12,500 shares restricted stock units to Mr. Rospek, vesting over three years.

  Consulting Agreement.    In September 2012, we entered into a consulting agreement to use Mr. Rospek's consulting services on a part-time basis in 2013 and 2014 following his retirement from the Company. See "Employment Agreement-Rolf Rospek."

  Note on Currency Translation.    Mr. Rospek's compensation is paid to him in Euros. All amounts described in U.S. Dollars were converted using an average exchange rate for 2012 of approximately 1.2858.

Impact of Regulatory Requirements

        Income Tax Considerations.    Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to each of our three U.S.-based named executive officers who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan as well as the Performance Based Plan have been designed to permit the Compensation Committee to grant awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code provided certain other requirements are met. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, the restricted stock awards issued under the SERP in 2008 and other restricted stock awards that include time-based vesting do not satisfy the conditions of Section 162(m) of the Code for qualifying performance-based compensation, and we anticipate that amounts payable under the SERP at the end of the five year period and other restricted stock awards that, together with other compensation paid in that year, exceed $1,000,000 will not deductible for federal income tax purposes.

        Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under FASB ASC Topic 718, "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.

Summary

        The Compensation Committee and the Board set executive compensation policy and pay opportunities for our named executive officers by keeping in mind competitive practice for a company like Dynamic Materials Corporation, the importance of incentivizing performance, and the continuing need to align the executives' interests with those of our stockholders.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Yvon Pierre Cariou	2012	$483,147	$126,826	$630,000	$292,400	$38,388	(2)	$1,570,761
	2011	$469,075	$117,269	$647,900	$312,275	$36,216	(2)	$1,582,735
	2010	$455,400	$102,465	$629,700	$131,625	$38,192	(2)	$1,357,382

Kevin T. Longe(3)	2012	$155,340	$200,000	$0	$0	$50,086	(4)	$405,426

Richard A. Santa	2012	$301,970	$58,582	$262,500	$116,960	$39,987	(5)	$779,999
	2011	$293,175	$62,300	$292,600	$124,910	$37,578	(5)	$810,563
	2010	$284,625	$51,233	$251,880	$52,650	$37,328	(5)	$677,716

John G. Banker	2012	$301,970	$58,129	$262,500	$116,960	$34,602	(6)	$774,161
	2011	$293,175	$63,399	$292,600	$124,910	$32,034	(6)	$806,118
	2010	$284,625	$51,233	$251,880	$52,650	$29,209	(6)	$669,597

Rolf Rospek	2012	$251,631	$37,745	$262,500	$128,950	$90,676	(7)	$771,502
	2011	$264,556	$57,211	$188,100	$113,824	$98,118	(7)	$721,809
	2010	$236,254	$58,161	$188,910	$0	$94,783	(7)	$578,108
(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. For additional information about these restricted stock awards, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Includes expenses relating to a company-leased automobile that was provided to Mr. Cariou ($16,210 in 2012, $16,612 in 2011 and $18,588 in 2010), matching contributions under the company's 401(k) plan ($10,000 in 2012 and $9,800 in 2011 and 2010), life insurance premium payments ($7,178 in 2012, $4,804 in 2011 and $4,804 in 2010), and $5,000 in 2011, 2011 and 2010 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(3)
Mr. Longe commenced employment with us in July 2012.

(4)
Includes housing and relocation expenses of $30,025, expenses relating to a company-leased automobile that was provided to Mr. Longe of $11,820, matching contributions under the company's 401(k) plan of $3,241, and $5,000 for reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(5)
Includes expenses relating to a company-leased automobile that was provided to Mr. Santa ($16,191 in 2012, $14,540 in 2011 and $15,475 in 2010), matching contributions under the company's 401(k) plan ($10,000 in 2012 and $9,800 in 2011 and 2010), life insurance premium payments ($8,796 in 2012, $8,238 in 2011 and $7,053 in 2010), and $5,000 in 2012, 2011 and 2010 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(6)
Includes expenses relating to a company-leased automobile that was provided to Mr. Banker ($14,941 in 2012, $13,071 in 2011 and $10,723 in 2010), matching contributions under the company's 401(k) plan ($10,000 in 2012 and $9,800 2011 and 2010), life insurance premium payments ($4,661 in 2012, $4,163 in 2011 and $3,686 in 2010), and $5,000 in 2012, 2011 and 2010 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(7)
Includes expenses relating to a company-leased automobile that was provided to Mr. Rospek ($14,566 in 2012, $15,773 in 2011 and $16,253 in 2010), company contributions to pension plan ($3,888 in 2012, $4,135 in 2011 and $3,944 in 2010), and life insurance premium payments ($72,222 in 2012, $78,210 in 2011 and $74,586 in 2010).Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.). Mr. Rospek's compensation is paid to him in Euros. All amounts included in this and other tables are described in U.S. dollars and were converted using an average exchange rate for 2012 or approximately 1.2858.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2012

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)

Yvon Pierre Cariou(1)	—	$292,400	—	—

Restricted Stock	1/18/2012	—	30,000	$630,000

Kevin T. Longe(3)	—	—	—	—

Richard A. Santa(1)	—	$116,960	—	—

Restricted Stock	1/18/2012	—	12,500	$262,500

John G. Banker(1)	—	$116,960	—	—

Restricted Stock	1/18/2012	—	12,500	$262,500

Rolf Rospek(1)	—	$128,950	—	—

Restricted Stock	1/18/2012		12,500	$262,500

(1)
Mr. Cariou's non-equity incentive plan award for 2012 was calculated by a formula specified in the Performance-Based Plan that provided an annual incentive equal to 2.5% of the Company's 2012 net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the Company's 2012 net income. Non-equity incentive plan awards for Mr. Santa and Mr. Banker were calculated by a formula specified in the Performance-Based Plan that provided annual incentives equal to 1% of the Company's 2012 net income for each executive up to an amount equal to 125% of such executive's salary and thereafter 0.5% of the Company's 2012 net income. Mr. Rospek's non-equity inventive plan award for 2012 was calculated by a formula specified in the Performance-Base Plan that provided an annual incentive equal to the sum of 0.5% of the Company's 2012 net income and 1.0% of the 2012 operating income of the oilfield products segment of the Company. The target award for each of the named executive officers reflects the incentive that was paid. Since the formula in the Performance-Based Plan contains no thresholds or maximums, these columns have been deleted.

(2)
Awards granted to all named executive officers were in the form of shares of restricted stock awards or units granted under the 2006 Stock Incentive Plan, which are scheduled to vest one-third on each of the first three anniversary dates. In accordance with FASB ASC Topic 718, the grants reflects the grant date fair value of the awards based upon the quoted closing market price of $21.00 per share of our common stock on January 18, 2012. Dividends of $0.12 per share were paid in 2012 on restricted stock awards granted to Messrs Cariou, Santa and Banker. The awards granted to Mr. Rospek were in the form of restricted stock units which do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(3)
Mr. Longe commenced employment with us in July 2012. He did not receive any grants of plan-based awards for 2012.

EMPLOYMENT AGREEMENTS

        During 2012, the Company had employment agreements with each of our named executive officers. The terms of the employment agreements with Messrs Cariou, Santa, Banker and Rospek expired on December 31, 2012. The Company and Mr. Longe entered into an employment agreement effective July 17, 2012, for his service as our Chief Operating Officer. This agreement was replaced by a new employment agreement, effective March 1, 2013, when he became the Company's President and Chief Executive Officer. Mr. Santa entered into a severance payment agreement with the Company effective as of January 1, 2013. Mr. Cariou retired as the Company's President and Chief Executive Officer effective as of March 1, 2013. Mr. Banker retired as the Company's Senior Vice President, Customers and Technology as of December 31, 2012 and Mr. Rospek retired as Chief Executive of DYNAenergetics on December 31, 2012. Mr. Rospek will provide consulting services on a part-time basis to the Company in 2013 and 2014 under the terms of a consulting agreement entered into in September 2012.

  Yvon Pierre Cariou

        Mr. Cariou served as our President and Chief Executive Officer in 2012 pursuant to an amended employment agreement that was effective as of January 1, 2010 and ended on December 31, 2012. Because of Mr. Cariou's pending retirement, a new agreement was not entered into upon the expiration of the existing employment agreement.

        The employment agreement provided for an annual base salary of $455,400, with annual adjustments at the discretion of our Board. The agreement also provided for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou was eligible to receive an annual incentive bonus equal to an amount equal to 2.5% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou was also eligible to receive an annual performance bonus equal to an amount up to 25% of his salary, which the Compensation Committee subsequently increased to 35%. The performance bonuses were determined based on performance goals and rules established by our Compensation Committee. Under the employment agreement, Mr. Cariou was eligible to receive awards of restricted shares of common stock of the Company under the 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee.

        Mr. Cariou also received the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Cariou's length of service entitled him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Cariou's employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Cariou's employment and for a period of two years following termination of his employment for any reason.

  Kevin T. Longe

        On June 8, 2012, the Company entered into an employment agreement with Mr. Longe to serve as the Company's Chief Operating Officer and Executive Vice President. The employment agreement, which was effective as of July 17, 2012, provided for an annual base salary of $350,000, to be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. The employment agreement also provided that Mr. Longe will receive a $200,000 starting bonus, payable in January 2013, which will be attributable for his services in 2012. Mr. Longe was also eligible to receive a discretionary annual bonus for 2013 of up to 100% of his base salary; however, Mr. Longe is not guaranteed any bonus amount for 2013.

        Under the COO agreement, Mr. Longe also received the following benefits: (i) term life insurance coverage in the amount of $500,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant; (vii) reimbursement for two trips to Colorado for Mr. Longe and his family; and (viii) a housing allowance for the rental of a suitable local apartment during an initial period.

        The COO employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason.

        At the time of his hiring as the Company's Chief Operating Officer, the Company and Mr. Longe agreed upon the terms and form of an employment agreement the parties would execute if the Board made Mr. Longe the Company's President and Chief Executive Officer. This new CEO employment agreement was executed when Mr. Longe assumed the position of President and Chief Executive Officer on March 1, 2013.

        The CEO employment agreement provides for an annual base salary of $430,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. This agreement provides that Mr. Longe is eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Pursuant to the CEO employment agreement, Mr. Longe received an award of 30,000 shares of restricted stock of the Company, which vests in three equal annual installments, upon the Company's Chief Executive Officer on March 1, 2015. Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe's employment is terminated other than for cause.

        Under the CEO employment agreement, Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant.

        The CEO employment agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The employment agreement also provides that Mr. Longe's employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments. Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment. Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The CEO employment agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason

  Richard A. Santa

        Mr. Santa serves as our Senior Vice President and Chief Financial Officer. Mr. Santa's amended employment agreement that was effective as of January 1, 2010 ended on December 31, 2012.

        The employment agreement provided for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provided for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa was eligible to receive an annual incentive bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Santa's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa was also eligible to receive an annual performance bonus equal to an amount up to 20% of his salary, which the Compensation Committee subsequently increased to 25%. The performance bonus will be determined based on performance goals and rules established by our Compensation Committee. Under the employment agreement, Mr. Santa was eligible to receive awards of restricted shares of common stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee.

        Mr. Santa also received the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Santa's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Santa's employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Santa's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

        On January 18, 2013 the Company entered into a new agreement with Mr. Santa, effective as of January 1, 2013. The agreement provides that in the event of termination of Mr. Santa's employment by the Company prior to December 19, 2016, for reasons other than death, disability, or Cause (generally similar to the definition in Mr. Longe's agreement described below) he would be entitled to a lump sum payment from the Company equal to the sum of (a) an amount equal to 18 months of Mr. Santa's annual base salary (as in effect immediately prior to the termination), plus (b) an amount equal to 150% of the amount of the average bonus (if any) paid to Mr. Santa for the three years preceding the termination, if any, less applicable withholdings; provided however, that if Mr. Santa's age on the date of termination is more than 64.5 years, the amount payable under subparagraph (a) above shall be reduced by an amount equal to one month of Mr. Santa's annual base salary for each month of Mr. Santa's age in excess of 64.5 years. In the event of Mr. Santa's death or disability prior to December 19, 2016, he would be entitled to a lump sum payment from the Company equal to any accrued but unpaid portion of his salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination. The bonus shall be an amount equal to the average annual bonus (if any) paid to Mr. Santa for the three years preceding the termination of his employment multiplied by the fraction that represents the portion of the year (rounded up to the next full month) he worked prior to the termination of his employment.

  John G. Banker

        Mr. Banker served as our Senior Vice President Customers and Technology in 2012 pursuant to an amended employment agreement that was effective as of January 1, 2010 and ended on December 31, 2012. Mr. Banker retired from the Company as of December 31, 2012.

        Mr. Banker's employment agreement provided for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provided for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker was eligible to receive an annual incentive bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Banker's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker was also eligible to receive an annual performance bonus equal to an amount up to 20% of his salary, which the Compensation Committee subsequently increased to 25%. The performance bonus was determined based on performance goals and rules established by our Compensation Committee. Under the employment agreement, Mr. Banker was eligible to receive awards of restricted shares of common stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee.

        Mr. Banker also received the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Banker's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Banker's employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Banker's employment and for a period of two years following termination of his employment for any reason.

  Rolf Rospek

        Mr. Rospek currently serves as our director and served, until his retirement on December 31, 2012, as the Chief Executive Officer of our DYNAenergetics subsidiary. Mr. Rospek served pursuant to an employment agreement that was effective January 1, 2011 and ended December 31, 2012.

        Mr. Rospek's employment agreement provided for an annual base salary of €190,000 with annual adjustments at the discretion of our Board. The agreement also provided for annual incentive-based compensation. For the years ended December 31, 2011 and 2012, Mr. Rospek was eligible to receive an annual incentive bonus equal to an amount equal to (A) the sum of (1) 0.5% of the Company's annual net income for that year and (2) 1.0% of the annual operating income of the oilfield products segment of the Company for that year, until such time as he has received total payments under this non-discretionary annual bonus with respect to such year equal to 125% of that year's salary (the "Initial Bonus Limit"), plus (B) following such time as Mr. Rospek has received the Initial Bonus Limit, (1) 0.25% of the Company's annual net income for that year and (2) 0.5% of the annual operating income of the oilfield products segment of the Company for that year. Mr. Rospek was also be eligible to receive, at the discretion of the Compensation Committee, an annual performance bonus in an amount up to 20% of his annual salary, which the Compensation Committee subsequently increased to 25%. The discretionary bonus was determined based on performance goals and rules established by our Compensation Committee. Under the employment agreement, Mr. Rospek was eligible to receive awards of restricted stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee.

        Mr. Rospek also received the following benefits: (i) employer contributions to the DYNAenergetics pension plan; (ii) life insurance coverage in the amount of €250,000 in case of death or €500,000 in case of disability; (iii) director and officer insurance coverage of at least €10 million; (iv) reimbursement for an existing life insurance policy of Mr. Rospek with an annual payment of €56,169; (v) reimbursement for business-related expenses, including first class travel while taking the train and business class travel while traveling on business by plane; (vi) a company car with monthly leasing rates of not more than €1,200 and (vii) 30 working days of annual vacation per the terms of the agreement.

        Mr. Rospek's employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Rospek's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

        On September 11, 2012, the Company and DYNAenergetics entered into a consulting agreement with Mr. Rospek and RoRo-Consult GmbH (the "Consultant"), a German limited liability company owned by Mr. Rospek. The consulting agreement is effective as of January 1, 2013 and continues until December 31, 2014, with the term to be extended automatically through December 31, 2015, unless either the Company or the Consultant notifies the other prior to July 1, 2014 that it elects not to extend the term, or the agreement is otherwise terminated pursuant to the provisions thereof.

        The consulting agreement provides that the Consultant, through Mr. Rospek, will provide up to 60 days per year during the term of the agreement (exclusive of time spent by Mr. Rospek as a director of the Company) providing consulting services to the Company and DYNAenergetics on specified strategic projects. As compensation for these services, the Consultant will receive, for each calendar month during the term, a guaranteed amount equal to USD $10,000, payable (a) 50% by DYNAenergetics in Euros, using the last business day of the applicable month for the Euro-USD exchange rate; and (b) 50% by the Company in U.S. dollars. DYNAenergetics also will reimburse the Consultant, in accordance with its expense reimbursement policies and procedures in effect from time to time, for all reasonable office and travel expenses actually paid or incurred by the Consultant in the course of and pursuant to the performance of consulting services.

        During the term of the consulting agreement, Consultant and Mr. Rospek may not work for any direct or indirect competitors of the Company, DYNAenergetics or their respective affiliates, or any affiliates of those competitors, and may not solicit or accept work from any customer of the Company, DYNAenergetics or their affiliates. The Consultant and Mr. Rospek also agree to maintain the confidentiality of information of the Company and DYNAenergetics disclosed to them pursuant to the Consulting Agreement, which obligation will continue following the expiration or termination of the Consulting Agreement.

        The consulting agreement was reviewed and approved by the Audit Committee of the Board in accordance with the Company's related party transaction policy and procedures, and was also approved by the Compensation Committee and the full Board, with Mr. Rospek abstaining.

Definition of Cause

        For purposes of each of the four employment agreements described above that terminated on December 31, 2012, "cause" is defined as: (i) a willful and substantial breach by the executive of the terms of his employment agreement or any written agreement between the executive and the Company that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by the executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, the Board has made a written demand for performance which specifically identifies the manner in which he or it believes that the executive has not substantially performed his duties; (iii) the commission by the executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises the executive's ability to act effectively as a high-level executive of the Company. In the case of Mr. Rospek, "cause" includes any other "important reason" under German law.

        For purposes of Mr. Longe's CEO employment agreement, "cause" is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the employment agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe's ability to act effectively as a high-level executive of the Company.

2006 Stock Incentive Plan

        Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death, disability, retirement, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the executive's termination of employment for such reason.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Stock Awards

Name	Number of Shares of Stock or Units Held that Have Not Vested (#)		Market Value of Shares of Stock or Units Held that Have Not Vested ($)(12)

Yvon Pierre Cariou(1)	35,000	(4)	$486,500

	10,000	(5)	$139,000

	17,333	(6)	$240,929

	5,000	(7)	$69,500

	30,000	(8)	$417,000

Kevin T. Longe(2)	—		—

Richard A. Santa	25,000	(4)	$347,500

	4,000	(5)	$55,600

	7,333	(6)	$101,929

	3,000	(7)	$41,700

	12,500	(8)	$173,750

John G. Banker(3)	—		—

Rolf Rospek	3,000	(9)	$41,700

	6,000	(10)	$83,400

	12,500	(11)	$173,750

There were no outstanding options for the named executive officers at December 31, 2012.

(1)
Pursuant to the terms in the restricted stock award agreement or as otherwise provided by the Compensation Committee, effective upon Mr. Cariou's March 1, 2013 retirement date, vesting on all outstanding shares of restricted stock were accelerated to his retirement date.

(2)
Mr. Longe commenced employment with us in July 2012. He did not receive any grants of plan-based awards for 2012; therefore, Mr. Longe had no outstanding awards as of December 31, 2012.

(3)
Mr. Banker had no outstanding unvested equity awards as of December 31, 2012 as, pursuant to the terms in the restricted stock award agreement or as otherwise provided by the Compensation Committee, effective upon Mr. Banker's December 31, 2012 retirement date vesting on all outstanding shares of restricted stock were accelerated to his retirement date.

(4)
These restricted stock awards were granted on January 9, 2008 under the SERP and vested on January 9, 2013 which is five years from the date of grant. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2012.

(5)
These restricted stock awards were granted on January 13, 2010 and are scheduled to vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2012.

(6)
These restricted stock awards were granted on January 19, 2011 and are scheduled to vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2012.

(7)
These restricted stock awards were granted on January 19, 2011 and are scheduled to vest five years from the date of grant, January 19, 2016, or, if earlier, retirement from employment with the Company. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2012.

(8)
These restricted stock awards were granted on January 18, 2012 and are schedule to vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.12 per share were paid on these shares in 2012.

(9)
These restricted stock units were granted on January 13, 2010 and are scheduled to vest one-third on each of the first three anniversary dates. These restricted stock units do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(10)
These restricted stock units were granted on January 19, 2011 and are scheduled to vest one-third on each of the first three anniversary dates. These restricted stock units do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(11)
These restricted stock units were granted on January 18, 2012 and are scheduled to vest one-third on each of the first three anniversary dates. These restricted stock units do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(12)
The fair market value is calculated as the product of the closing price on December 31, 2012, of $13.90 per share, and the number of unvested shares.

Supplemental Executive Retirement Plan

        On January 9, 2008, the Board approved the SERP for the named executive officers. Under the terms of the SERP, on January 9, 2008, the Compensation Committee granted 35,000, 25,000 and 30,000 restricted shares of Company stock to Messrs. Cariou, Santa, and Banker, respectively, at the closing price of $49.22. These restricted shares were issued from the 2006 Stock Incentive Plan and vested on Mr. Banker's December 31, 2012 retirement date as to the shares awarded him and on the regularly scheduled vesting date of January 9, 2013 for shares awarded to Messrs. Cariou and Santa.

        Additional information regarding the SERP is contained in the section of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits."

STOCK VESTED DURING 2012

	Stock Awards
Name(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(3)

Yvon Pierre Cariou	10,000	$209,000
	8,667	$187,814

Kevin T. Longe(2)	—	—

Richard A. Santa	4,000	$83,600
	3,667	$79,464

John G. Banker	4,000	$83,600
	3,667	$79,464
	30,000	$417,000
	4,000	$55,600
	3,667	$50,971
	3,666	$50,957
	3,000	$41,700
	4,167	$57,921
	4,167	$57,921
	4,166	$57,907

Rolf Rospek	3,000	$62,700
	3,000	$65,010
(1)
There were no options outstanding, and thus no option exercises, for any of our named executive officers during 2012.

(2)
Mr. Longe commenced employment with us in July 2012. He did not have any vesting of plan-based awards during 2012.

(3)
Represents the number of shares vested multiplied by the per share closing market price of our common stock on the respective vesting dates.

 POTENTIAL PAYMENTS UPON TERMINATION

        The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective current employment agreements, the 2006 Stock Incentive Plan, and the 1997 Equity Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2012, and that termination occurred under the terms of the current employment agreements, which are effective beginning January 1, 2010 for Messrs. Cariou, Santa and Banker and beginning January 1, 2011 for Mr. Rospek. The price of our common stock on December 31, 2012 was $13.90. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements" above.

        Messrs. Rospek and Banker retired from employment with the company on December 31, 2012 and Mr. Cariou retired from employment on March 1, 2013.

	Yvon Pierre Cariou				Richard A. Santa				Kevin T. Longe
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)

Compensation:
Base Salary	—		—		—		—		$525,000	(3)	—
Incentive Bonus	$419,226	(4)	$419,226	(4)	$175,542	(5)	$175,542	(5)	$300,000	(6)	$200,000	(7)
Acceleration of vesting of Restricted Stock(8)	$1,352,929		$1,352,929		$720,479		$720,479		—		—
Retirement Payout(9)	—		$2,465,160		—		—		—		—
TOTAL	$1,772,155		$4,237,315		$896,021		$896,021		$825,000		$200,000

	John G. Banker				Rolf Rospek
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)

Compensation:
Base Salary	—		—		—		$61,076	(10)
Incentive Bonus	$175,089	(11)	$175,089	(11)	$166,695	(12)	$208,369	(13)
Acceleration of vesting of Restricted Stock(8)	$789,979		$789,979		$298,850		$298,850
TOTAL	$965,068		$965,068		$465,545		$568,295
(1)
Includes involuntary termination without cause resulting from a change in control.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(3)
Equals 18 months of base salary of $350,000 for Mr. Longe.

(4)
Equals Mr. Cariou's 2012 bonus that was paid in 2013.

(5)
Equals Mr. Santa's 2012 bonus that was paid in 2013.

(6)
Equals 150% of Mr. Longe's 2012 bonus.

(7)
Equals Mr. Longe's 2012 bonus.

(8)
The value of the restricted stock is based on the closing market price of our common stock on December 31, 2012, $13.90 per share.

(9)
Equals the retirement payouts in cash and stock to Mr. Cariou who retired on March 1, 2013.

(10)
Equals three month's salary that is payable to Mr. Rospek's estate in the event of his death.

(11)
Equals Mr. Banker's 2012 bonus that was paid in 2013.

(12)
Equals Mr. Rospek's 2012 bonus that was paid in 2013.

(13)
Equals Mr. Rospek's 2012 bonus that was paid in 2013 plus an additional three month's bonus that is due in the event of Mr. Rospek's death.

DIRECTOR COMPENSATION FOR 2012

Non-employee Director(1)	Fees Earned or Paid in Cash ($)(2)(4)	Stock Awards($) (3)	Option Awards($) (3)	Total($)

Dean K. Allen	$49,000	$63,468	$0	$112,468

Robert Cohen	$42,000	$63,468	$0	$105,468

James J. Ferris	$39,000	$63,468	$0	$102,468

Richard P. Graff	$41,000	$63,468	$0	$104,468

Bernard Hueber	$43,000	$63,468	$0	$106,468

Gerard Munera	$43,000	$63,468	$0	$106,468

(1)
Mr. Cariou and Mr. Rospek have been omitted from the table because they do not receive any compensation for serving on our Board, beyond their compensation as employees of the Company. See the "Summary Compensation Table" for Mr. Cariou's and Mr. Rospek's compensation.

(2)
The annual fees for each member of the Board and fees related to the applicable Board member's serving as a member of the Board and as the chair or a member of one or more committees and are paid quarterly.

(3)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director on May 24, 2012 was $63,468 for the 3,600 shares granted to each independent director. The 2012 restricted stock awards vest one-third on each of the first three anniversary dates. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. As of December 31, 2012, Messrs. Allen, Cohen, Ferris, Graff and Hueber each had no outstanding options and 3,600 shares of restricted stock and Mr. Munera had 10,000 options outstanding and 3,600 shares of restricted stock. During 2012, aggregate dividends of $0.16 per share were paid on shares of restricted stock.

(4)
In fourth quarter 2012, the Board authorized a one-time prepayment of first quarter 2013 fees paid to our U.S. Board members. The amounts paid in December 2012 to Mr. Allen, Mr. Cohen, Mr. Ferris, Mr. Graff and Mr. Munera were $16,250, $14,500, $12,500, $14,500 and $14,500, respectively, and are not included in the amounts above for 2012 because the amounts were earned in 2013 and will be reported for 2013.

Compensation for Non-Employee Directors

        In 2012, each of our non-employee directors received an annual retainer of $12,000. The directors also received per meeting fees of $2,000 for in-person attendance at Board meetings, $1,000 for Board meeting attendance by telephone, and $1,000 for attendance at committee meetings. In addition, each independent director received per meeting fees of $2,000 for attendance at executive sessions. The non-executive Chairman of the Board, Mr. Allen, receives an additional annual retainer for service in that position of $12,000 per year. Chairmen of the Board's committees receive an additional annual retainer for service in that position of $6,000 (Audit Committee), $4,000 (Compensation Committee), $2,000 (Nominating and Corporate Governance Committee), and $2,000 (Quality and Safety Committee) per year. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.

        In 2012, we granted 3,600 shares of restricted stock to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders. The 2012 restricted stock awards vest one-third on each of the first three anniversary dates. Our intent is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock. Under our stock ownership guidelines, our non-employee directors are expected to hold stock worth at least five times their annual cash fees for serving as a director. Additional information about our stock ownership guidelines are contained in the section this proxy statement entitled "Compensation Discussion and Analysis—Philosophy and Objectives of our Executive Compensation Program—Stock Ownership Guidelines."

        The Compensation Committee determined new compensation packages for non-employee directors beginning January 1, 2013. Non-employee directors will receive an annual retainer of $50,000 with an additional annual retainer of $15,000 to the Chairman of the Board and $8,000 to the chairman of each of the Board's four committees. The annual retainers will be paid quarterly. If two meetings are missed by a director, the retainer will be reduced by 25% and reduced further on a pro rata basis for each additional meeting missed. Beginning in 2013, the Company has eliminated per meeting fees for directors. In addition to the cash retainers, each non-employee director will be granted on the date of the Company's annual stockholder meeting a restricted stock award with a value equivalent to $60,000 that will vest one-third on each of the first three anniversary dates.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	15,500	$14.92	294,705	(1)

Equity compensation plans not approved by security holders	—	$—	N/A

Total	15,500	$14.92	294,705

(1)
Includes 158,055 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan and 136,650 shares available for issuance under our 2006 Stock Incentive Plan, both as of December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2013, including, shares subject to stock options exercisable within 60 days of that date, by: (i) each of our executive officers; (ii) each of our directors; and (iii) all of our executive officers and directors as a group.

	Beneficial Ownership(1)

Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total

Yvon Pierre Cariou	285,090	2.1%

Richard A. Santa	159,734	1.2%

Rolf Rospek	110,781	*

Dean K. Allen	58,600	*

Kevin T. Longe	30,000	*

Gerard Munera(3)	29,100	*

Bernard Hueber	19,600	*

Richard P. Graff	16,400	*

James J. Ferris	9,600	*

Robert Cohen	9,600	*

All executive officers and directors as a group (10 persons)	728,505	5.3%

*
Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,683,307 shares of common stock outstanding on April 1, 2013, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
Includes 10,000 shares that may be acquired upon exercise of currently exercisable stock options. Shares of common stock subject to options that are exercisable within 60 days of April 1, 2013, are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

          The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2013, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC(2) 1201 N. Calvert Street Baltimore, MD 21202	2,242,142	16.4%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	785,680	5.7%
Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	711,629	5.2%
WHV Investment Management, Inc.(5) 301 Battery Street, Suite 400 San Francisco, CA 94111	697,200	5.1%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,683,307 shares outstanding on April 1, 2013.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2013, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,224,917 shares, and the sole power to dispose or direct the disposition of 2,242,142 shares.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 8, 2013, by BlackRock, Inc., in its capacity as an investment advisor for shares owned by its clients. BlackRock, Inc. has the sole power to vote or direct the vote for 785,680 shares, and the sole power to dispose or direct the disposition of 785,680 shares.

(4)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 11, 2013, by Vanguard Group, Inc. in its capacity as an investment advisor for shares owned by its clients. Vanguard Group has the sole power to vote of direct the vote for 23,070 shares, and the sole power to dispose or direct the disposition of 711,629 shares.

(5)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on February 6, 2013, by WHV Investment Management, Inc. in its capacity as an investment advisor for shares owned by its clients. WHV Investment Management has the sole power to vote or direct the vote for 150,200 shares, and the sole power to dispose or direct the disposition of 697,200 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time.

Code of Business Conduct and Ethics

        We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dynamicmaterials.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a written Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.

        In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.

        All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

 OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary
April 12, 2013

        Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2012. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

Appendix A

Amendment to
Dynamic Materials Corporation
2006 Stock Incentive Plan

        The Dynamic Materials Corporation 2006 Stock Incentive Plan (the "Plan") is amended as follows:

        1.    Increase in Number of Shares Available.    Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be 1,617,500. The Shares to be issued pursuant to the Awards may be authorized but unissued Shares or treasury Shares.

A-1

Appendix B

DYNAMIC MATERIALS CORPORATION PERFORMANCE-BASED PLAN

(Adopted March 11,2013; Effective January 1, 2013)
(Approved by Shareholders May         , 2013)

PURPOSES.

        This Plan is intended to enable the Company to attract, retain, motivate and reward qualified senior executive officers by providing them with the opportunity to earn competitive annual bonus compensation directly linked to business unit performance and overall Company performance. Compensation paid under this Plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m), so as to exempt such compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

DEFINITIONS.

        The following words as used in this Plan have the meanings ascribed to each below:

        Performance Goal means a performance goal established in writing by the Committee for a Performance Period. Each Performance Goal for a Performance Period shall be based upon one or more of the following criteria: revenues or sales; EBITDA; adjusted pre-tax income; net income; operating income; earnings per share of the Company; book value per share; stockholders' equity; adjusted pre-tax return on stockholders' equity; expense management; total shareholder return; return on investment before or after the cost of capital; improvements in capital structure; profitability of the Company or an identifiable business segment, unit or product; maintenance or improvement of profit margins; stock price; market share; costs; cash flow; working capital; changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; return on assets; debt ratings; debt or net debt to EBITDA ratio; debt or net debt to total capital ratios; debt or net debt to equity ratios; gross margins; closings/deliveries; net orders/growth; SG&A and expense management; procurement of land/well located lots; operating margins; mortgage capture rates; acquisitions/entrance into new markets; inventory turnover; liquidity; interest coverage; cost targets, reductions and savings; productivity and efficiencies; strategic business criteria; human resources management; supervision of litigation; economic value added; customer satisfaction; credit rating; debt to equity; cash to debt; inventory; land and other asset acquisitions; debt management; new debt issues; debt retirement. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.

        Award means an annual incentive award, payable in cash or property, payable in accordance with Section 5 of this Plan.

        Board means the Board of Directors of the Company.

        Committee means the Compensation Committee of the Board, which shall be comprised solely of two or more "outside directors" as defined in regulations and other guidance promulgated under Section 162(m).

        Company means Dynamic Materials Corporation.

        Disability means a disability determined by the Committee based on the Company's Long Term Disability Plan.

        Effective Date means January 1, 2013. This Plan has been adopted by the Board within 90 days of the beginning of the 2013 calendar year.

        Participant means such officers of the Company selected by the Committee for participation in this Plan for a Performance Period in accordance with Section 3 of this Plan, provided that in all events the Chief Executive Officer and Chief Financial Officer of the Company shall be Participants.

        Performance Period means a designated calendar year or such shorter period within one calendar year as the Committee may designate.

        Plan means the Dynamic Materials Corporation Performance-Based Plan, as set forth herein and as may be amended from time to time.

        Section 162(m) means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder.

ESTABLISHMENT AND TERMS OF PERFORMANCE PERIODS.

        (a)   The Committee shall establish one or more Performance Periods under the Plan. Each Performance Goal must be established in writing no later than 90 days after the commencement of the relevant Performance Period or such shorter time period required for the pre-establishment of performance goals under Section 162(m).

        (b)   For each Performance Period, the Committee shall (i) designate the Participants for such Performance Period, (ii) establish one or more objective Performance Goals for each Participant or class of Participants, and (iii) adopt objective formulas or standards for computing the amounts of Awards payable under the Plan based on actual results compared to the Performance Goals. The Performance Goals and target Award may be different, or may be weighted differently, for different Participants or classes of Participants.

ADMINISTRATION.

        The Committee will administer and interpret this Plan. In accordance with Section 5 of this Plan, the Committee will certify whether such performance goals have been met, and determine the amount of the Award to be paid. The Committee's determinations under this Plan will be final and conclusive. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

AMOUNT, CERTIFICATION, AND PAYMENT OF BONUSES

        (a)   Following the conclusion of any Performance Period, prior to the payment of any Awards in the form of cash bonuses under this Plan with respect to that Performance Period, the Committee shall certify in writing the levels of attainment of the Performance Goals for that Performance Period and the calculation of the Award amount payable to each Participant.

        (b)   The payable portion of Awards shall be paid as soon as practicable following certification by the Committee, but in no event later than the 15th day of the third month following the end of the applicable Performance Period.

        (c)   Except to the extent that a written contract between the Company and a Participant may provide otherwise, a Participant whose employment terminates for any reason prior to the end of a Performance Period shall have no right to any portion of an Award for that Performance Period. A Participant shall not cease to be entitled to payment under this Plan with respect to a Performance Period if his or her employment with the Company terminates following the end of such Performance Period but prior to payout of his or her Award for such Performance Period.

        (d)   Notwithstanding the degree to which the applicable Performance Goals are satisfied, the Committee shall have the discretion to reduce the amount of any Participant's Award payout below the standard or formula amount to reflect individual performance and/or unanticipated factors.

        (e)   No Award shall be paid under this Plan until the Plan has received stockholder approval as required by Section 162(m).

        (f)    In no event will the Award payable to a Participant with respect to a Performance Period exceed 180% of that Participant's base salary for such Performance Period.

CERTAIN ACCELERATING PAYMENT EVENTS.

        Normally, an Award is only payable upon the attainment of Performance Goals. However, in the event of death or Disability, the affected Participant will entitled to any payout of his or her outstanding Award under this Plan without regard to the actual attainment of Performance Goals. Such payout shall occur as soon as administratively practicable following the end of the Performance Period during which such death or Disability occurred, but in no event later than the 15th day of the third month following the end of such Performance Period.

GENERAL PROVISIONS.

        Shareholder Approval Required.    This Plan is subject to approval of the Company's shareholders and shall be submitted for such approval at the 2013 Annual Meeting of Shareholders. If this Plan is not approved by the shareholders at that meeting, no bonus amounts shall be paid with respect to the Awards made under this Plan.

        Termination; Amendment.    Unless earlier terminated, this Plan shall terminate on December 31, 2017, provided that the Company may continue to make payments hereunder following December 31, 2017 for Performance Periods that end on or prior to December 31, 2017. The Board may at any time amend or terminate this Plan, except that no amendment will be effective without approval by the Company's shareholders if such approval is necessary to qualify amounts payable hereunder as "performance-based compensation" under Section 162(m). No termination of this Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

        No Employment or Bonus Rights.    Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

        Nonalienation of Benefits.    Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant's interest under this Plan.

        Withholding.    Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

        Plan Unfunded.    The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under this Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

        Severability.    If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

        Governing Law.    This Plan will be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

        Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of this Plan.

        Additional Compensation Arrangements.    Nothing contained in the Plan shall prohibit the Company from adopting any other bonus or incentive plan or from granting other performance awards or other forms of cash or non-cash remuneration to employees (including Participants) under such conditions, and in such form and manner, as the Company sees fit.

PROXY                                                           PROXY

DYNAMIC MATERIALS CORPORATION
2013 Annual Meeting of Dynamic Materials Corporation Stockholders
May 23, 2013, 8:30 a.m. local time
St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—MAY 23, 2013

        The undersigned hereby constitutes and appoints Kevin T. Longe and Richard A. Santa, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, on May 23, 2013, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters as may properly come before said meeting.

        You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) [ ]	WITHHOLD AUTHORITY to vote for all nominees [ ]
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	Kevin T. Longe [ ]	Yvon Pierre Cariou [ ]	Robert A. Cohen [ ]
	James J. Ferris [ ]	Richard P. Graff [ ]	Bernard Hueber [ ]
	Gerard Munera [ ]	Rolf Rospek [ ]
2.	To approve the amendment to the Company's 2006 Stock Incentive Plan.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
3.	To approve the adoption of the Company's Performance-Based Plan.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
4.	To approve the non-binding, advisory vote on executive compensation.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2013

Signature(s)

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.